Exhibit 2.1
EXECUTION VERSION

__________________________________________________________________

_________________________________________________________________
_______________________________________________
AGREEMENT AND PLAN OF MERGER
_______________________________________________
BY AND AMONG
WESTELL, INC.,
WES ACQUISITION SUB, INC.,
KENTROX, INC.,
and
INVESTCORP TECHNOLOGY VENTURES II, L.P.
(AS SHAREHOLDERS’ REPRESENTATIVE)
_______________________________________________
Dated as of March 15, 2013
______________________________________________________
_________________________________________________________________
_________________________________________________________________

QB\136339.00047\18274478.12    i

(continued)

QB\136339.00047\18274478.12                ii

(continued)

QB\136339.00047\18274478.12                iii

(continued)

QB\136339.00047\18274478.12                iv

(continued)

QB\136339.00047\18274478.12                v

(continued)

QB\136339.00047\18274478.12                vi

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER is made as of March 15, 2013, by and among Westell, Inc., an Illinois corporation (“Parent”), Wes Acquisition Sub, Inc., an Oregon corporation and a wholly-owned subsidiary of the Parent (the “Merger Sub”), Kentrox, Inc., an Oregon corporation (the “Company”), and Investcorp Technology Ventures II, L.P., a Delaware limited partnership (the “Shareholders’ Representative”).
RECITALS
WHEREAS, the Company and its Subsidiaries are engaged in the business of developing, manufacturing and selling network management solutions that drive operational efficiency and improve quality in wireless, wireline and other complex networks. The Company and its Subsidiaries provide solutions allowing network operators to remotely monitor, maintain and control geographically dispersed network and physical site elements.
WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the merger on the terms and subject to the conditions set forth herein (the “Merger”).
WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, all the outstanding shares of capital stock of the Company will be converted into the right to receive the Applicable Merger Consideration in the manner set forth in Article 3 of this Agreement.
WHEREAS, the Board of Directors of the Company has approved this Agreement and the transactions contemplated thereby, including the Merger.
WHEREAS, the respective boards of directors of each of Merger Sub and the Parent have approved this Agreement and the transactions contemplated thereby, including the Merger.
WHEREAS, concurrent with the execution and delivery of this Agreement, the Company has obtained the irrevocable approval of this Agreement, the Merger, and the transactions contemplated hereby, pursuant to an action by written consent, in the form attached hereto as Exhibit A (the “Shareholder Written Consent”), signed by holders of the requisite amounts of Company Capital Stock necessary to approve this Agreement, the Merger, and the transactions contemplated hereby.
WHEREAS, on or prior to the date of this Agreement, Parent, acting as sole shareholder of Merger Sub, has approved this Agreement, the Merger, and the transactions contemplated hereby.

QB\136339.00047\18274478.12

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, do hereby agree as follows:
1.DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:
1.1    Acquired Business. “Acquired Business” shall mean the business operated by the Company and its Subsidiaries at the Closing.
1.2    Agreement. “Agreement” shall mean this Agreement and Plan of Merger.
1.3    Allocation Certificate. “Allocation Certificate” shall have the meaning specified in Section 2.6(c) of this Agreement.
1.4    Annual Financial Statements. “Annual Financial Statements” shall mean the Company’s audited financial statements consisting of the balance sheet of the Company as of December 31, 2011, and December 31, 2010, and the related statements of operations, changes in stockholders’ equity, and cash flows, together with footnotes, for the Company and Subsidiaries for the years then ended, audited by the accounting firm GBQ Partners LLC.
1.5    Applicable Closing Consideration. “Applicable Closing Consideration” shall have the meaning specified in Section 3.3(a)(iv) of this Agreement.
1.6    Applicable Merger Consideration. “Applicable Merger Consideration” means with respect to each Holder, such Holder’s proportionate share of the (i) Applicable Closing Consideration, (ii) Positive Closing Date Adjustment Amount (if any), (iii) applicable portion of the Escrow Fund upon disbursement (if any), and (iv) applicable portion of the Shareholders’ Representative Reserve upon disbursement (if any).
1.7    Arbitrating Accountant. “Arbitrating Accountant” shall have the meaning specified in Section 3.4(b) of this Agreement.
1.8    Articles of Merger. “Articles of Merger” shall have the meaning specified in Section 2.2 of this Agreement.
1.9    Backlog. “Backlog” shall mean a listing of all contracts, customer purchase orders, support agreements and binding obligations of the Company and Subsidiaries (and the value thereof), which have not been fully completed, and performance by the Company, Subsidiaries or their agents is needed to comply with obligations under such contracts, purchase orders, support agreements or binding obligations.
1.10    Benefit Plans. “Benefit Plans” shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, deferred compensation plan or agreement, cafeteria plan, dependent care plan, fringe benefit program, employee insurance plan, severance plan or agreement, change in control plan or agreement, employment agreement (other than the Offer Letters), disability

QB\136339.00047\18274478.12

plan, health care plan, sick leave plan, death benefit plan, multi-employer pension or welfare benefit plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees.
1.11    Business Days. “Business Days” shall mean any day other than a Saturday, Sunday or legal holiday in Chicago, Illinois.
1.12    Carve-out Participant. “Carve-out Participant” means an individual identified as such on Appendix 2.6(c) attached to this Agreement who is a participant in the Management Carve-Out Plan.
1.13    Claim. “Claim” shall have the meaning specified in Section 14.5(a) of this Agreement.
1.14    Closing. “Closing” shall mean the conference to be held at 10:00 a.m. Central Time, on the Closing Date at the offices of Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin, or such other time and place as Parent and the Shareholders’ Representative may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated. By agreement of Parent and the Shareholders’ Representative, the Closing may be effected by mail, facsimile or electronic transmission, or other acceptable means.
1.15    Closing Adjustment. “Closing Adjustment” shall have the meaning specified in Section 3.1(b) of this Agreement.
1.16    Closing Date. “Closing Date” shall mean the date specified in Section 4.1 of this Agreement.
1.17    Closing Date Net Working Capital. “Closing Date Net Working Capital” shall mean the Working Capital of the Company as of the start of business on the Closing Date.
1.18    Closing Date Net Working Capital Statement. “Closing Date Net Working Capital Statement” shall have the meaning specified in Section 3.4(a) of this Agreement.
1.19    Closing Payments. “Closing Payments” shall have the meanings specified in Section 3.3(a) of this Agreement.
1.20    Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
1.21    Common Stock. “Common Stock” shall mean the 221,000,000 authorized shares of common stock of the Company, $0.001 par value per share.
1.22    Company. “Company” shall have the meaning specified in the introductory paragraph of this Agreement.
1.23    Company Employees. “Company Employees” shall have the meaning specified in Section 10.1.

QB\136339.00047\18274478.12

1.24    Company Capital Stock. “Company Capital Stock” shall mean, collectively, all of the issued and outstanding shares of the Common Stock, Series A Preferred Stock, and Series B Preferred Stock, and any other capital stock of the Company, prior to the Effective Time.
1.25    Consent. “Consent” shall mean any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any governmental body (U.S. or foreign) or any other Person which is required for any of the execution, delivery or performance of this Agreement or any other Transaction Document, the consummation of any transaction contemplated hereby or thereby, or the conduct of the businesses or operation of the Company and Subsidiaries after the Closing Date, whether such requirement arises pursuant to any Laws or Contract, including any of the foregoing which is required in order to prevent a breach of or a default under (whether with or without the passage of time, the giving of notice, or both) or a termination, acceleration or modification of any Contract, which right of breach, default, termination, acceleration or modification results from or would result from the consummation of the transactions contemplated by this Agreement.
1.26    Contest. “Contest” shall have the meaning specified in Section 13.3(a) of this Agreement.
1.27    Contracts. “Contracts” shall mean all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral of the Company or Subsidiaries.
1.28    Cut-Off Date. “Cut-Off Date” shall have the meaning specified in Section 14.1(e) of this Agreement.
1.29    Deferred Claim(s). “Deferred Claim(s)” shall have the meaning specified in Section 14.8 of this Agreement.
1.30    Deferred Payment. “Deferred Payment” shall have the meaning specified in Section 14.8 of this Agreement.
1.31    Disclosure Schedules. “Disclosure Schedules” or “Schedules” shall mean, individually or in aggregate, as applicable, the schedules, dated the date hereof, and delivered by the Company to Parent contemporaneously with the execution and delivery of this Agreement and any Schedule Supplement delivered prior to or at the Closing.
1.32    Dissenting Shares. “Dissenting Shares” shall have the meaning specified in Section 2.7 of this Agreement.
1.33    Effective Time. “Effective Time” shall have the meaning specified in Section 2.2 of this Agreement.
1.34    Equity Incentive Plan. “Equity Incentive Plan” shall mean the Kentrox, Inc. 2006 Equity Incentive Plan, as amended.

QB\136339.00047\18274478.12

1.35    Environmental Claim. “Environmental Claim” shall mean any claim, action, cause of action, investigation or notice by any person or entity alleging liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, or (ii) any violation, or alleged violation, of any Environmental Law.
1.36    Environmental Laws. “Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or to the generation, manufacture, processing, handling, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.
1.37    ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
1.38    ERISA Affiliate. “ERISA Affiliate” shall mean a Person aggregated with another Person as a single employer under any of Sections 414(b), 414(c), 414(m), or 414(o) of the Code.
1.39    Escrow Agent. “Escrow Agent” shall mean JP Morgan Chase Bank, N.A., a national banking association.
1.40    Escrow Agreement. “Escrow Agreement” shall mean the escrow agreement in the form of Exhibit B attached to this Agreement.
1.41    Escrow Amount. “Escrow Amount” shall mean an amount equal to Three Million Dollars ($3,000,000).
1.42    Escrow Fund. “Escrow Fund” shall mean the amount deposited with the Escrow Agent at Closing pursuant to Section 3.3(a)(i) of this Agreement.
1.43    Escrow Release Date. “Escrow Release Date” shall mean the date on which all funds are released by Escrow Agent from Escrow Fund.
1.44    Estimated Closing Date Net Working Capital. “Estimated Closing Date Net Working Capital” shall mean a good faith estimate of the Closing Date Net Working Capital.
1.45    Estimated Closing Date Net Working Capital Statement. “Estimated Closing Date Net Working Capital Statement” shall mean a statement containing the calculations for the Estimated Closing Date Net Working Capital prepared in accordance with Section 3.2 of this Agreement.
1.46    Existing Plans. “Existing Plans” shall mean the existing Benefit Plans of the Company and Subsidiaries listed and described on Schedule 5.20(a) attached hereto.

QB\136339.00047\18274478.12

1.47    Final Closing Date Net Working Capital. “Final Closing Date Net Working Capital” shall have the meaning specified in Section 3.4(b) of this Agreement.
1.48    Final Closing Date Net Working Capital Statement. “Final Closing Date Net Working Capital Statement” shall have the meaning specified in Section 3.4(b) of this Agreement.
1.49    Financial Statements. “Financial Statements” shall mean the Annual Financial Statements and Interim Financial Statements, collectively.
1.50    GAAP. “GAAP” shall mean United States generally accepted accounting principles, consistently applied, in effect at the date of the financial statement to which it refers.
1.51    Holders. “Holders” shall mean the holders of the Company Capital Stock immediately prior to the Effective Time (other than holders of Company Capital Stock which constitute Dissenting Shares).
1.52    Income Taxes. “Income Taxes” shall mean all Taxes based on net income, including a Tax assessed on a corporation or foreign entity by reference to its income, gains, gross receipts, or profits.
1.53    Indebtedness. “Indebtedness” shall mean all liabilities or obligations of the relevant Person, whether primary or secondary or absolute or contingent: (a) for borrowed money; (b) evidenced by notes, bonds, debentures, guaranties or similar obligations; (c) under leases which in accordance with GAAP constitute capital leases; (d) secured by liens on any assets of that Person (other than Permitted Liens); (e) resulting from cash, book or bank overdrafts; (f) for the deferred purchase price of any property or services other than liabilities reflected as liabilities in the Closing Date Net Working Capital Statement; (g) with respect to unfunded pension obligations or similar post-employment plan obligations; or (h) all noncompete payments, earn-out obligations and other obligations to former owners of businesses acquired by the Company or its Subsidiaries, which have yet to be paid; provided, that Indebtedness shall not include (i) accounts payable to trade creditors to the extent included in Closing Date Net Working Capital, (ii) accrued expenses to the extent included in Closing Date Net Working Capital, and (iii) any Professional and Transaction Fees, without duplication, to the extent included in the Closing Date Net Working Capital and/or to the extent resulting in a reduction of the Merger Consideration received by Holders pursuant to Section 3.3 of this Agreement.
1.54    Indemnified Party. “Indemnified Party” shall have the meaning specified in Section 14.5(a) of this Agreement.
1.55    Indemnifying Party. “Indemnifying Party” shall have the meaning specified in Section 14.5(a) of this Agreement.
1.56    Intellectual Property Rights. “Intellectual Property Rights” shall mean patents, trade marks, service marks, logos, trade names, internet domain names, rights in designs, brand names, logos, copyrights, and moral rights, database rights, rights in know-how, trade secrets, discoveries, inventions, formulae, process, procedures, computer software programs and subsequent versions thereof, including all source code, object, executable or

QB\136339.00047\18274478.12

binary code, and other intellectual property rights, in each case whether registered or unregistered, licensed or owned, and including applications for registration, licenses pertaining thereto, and all rights or forms of protection having equivalent or similar effect anywhere in the world.
1.57    Interim Financial Statements. “Interim Financial Statements” shall mean the Company’s unaudited financial statements consisting of the balance sheet of the Company as of December 31, 2012 and February 28, 2013, and the related statements of operations for the year and two-month periods then ended.
1.58    Investment. “Investment” by any Person shall mean: (a) any transfer or delivery of cash, stock or other property or value by such Person in exchange for Indebtedness, stock or any other security of another Person; (b) any loan, advance or capital contribution to or in any other Person; (c) any guaranty, creation or assumption of any liability or obligation of any other Person; and (d) any investments in any fixed property or fixed assets other than fixed properties and fixed assets acquired and used in the ordinary course of the business of that Person.
1.59    Investor Rights Agreement. “Investor Rights Agreement” shall mean the Investor Rights Agreement dated December 19, 2005, as amended on May 9, 2007, and May 17, 2011, by and among the Company, Investcorp Technology Ventures II, L.P., a Cayman Islands exempted limited partnership, Investcorp Technology Ventures II, L.P., a Delaware limited partnership, ITV II (II) L.P., a Cayman Islands exempted limited partnership, Catapult Technology Fund 2005, LLC, a Delaware limited liability company, and Catapult Technology Ventures, LLC, a Delaware limited liability company, and the other Investors party thereto.
1.60    Knowledge of the Company. “Knowledge of the Company” and terms of similar import shall mean the actual knowledge of the following individuals and the knowledge that such individuals should have after due inquiry: Richard S. Cremona, Michael P. Keegan, Yvonne Bonitatibus, and Benjamin S. Stump.
1.61    Landlord Estoppel Certificates. “Landlord Estoppel Certificates” shall have the meaning specified in Section 4.2(a)(xi) of this Agreement.
1.62    Law. “Law” shall mean any federal, state, local, foreign or other governmental law, rule or regulation of any kind, and any and all rules and regulations promulgated thereunder.
1.63    Leased Real Estate. “Leased Real Estate” shall mean the real property subject to the Real Estate Leases, including all buildings, structures, improvements and fixtures thereon.
1.64    Letter of Transmittal. “Letter of Transmittal” shall have the meaning specified in Section 3.5(a).
1.65    Liabilities. “Liabilities” shall have the meaning specified in Section 5.5 of this Agreement.

QB\136339.00047\18274478.12

1.66    License(s). “License(s)” shall have the meaning specified in Section 5.12(a).
1.67    Losses. “Losses” shall mean damages, liabilities, deficiencies, claims, actions, demands, judgments, interest, losses, or costs or expenses of whatever kind or nature (including reasonable attorneys’ fees).
1.68    Majority Shareholders. “Majority Shareholders” shall mean individually or collectively, as applicable, the following entities: Investcorp Technology Ventures II, L.P., a Cayman Islands exempted limited partnership, Investcorp Technology Ventures II, L.P., a Delaware limited partnership, and ITV II (II) L.P., a Cayman Islands exempted limited partnership.
1.69    Management Carve-Out Plan. “Management Carve-Out Plan” means, collectively, the Company’s 2011 Executive Management Carveout Plan and the Company’s 2011 Senior Management Carveout Plan.
1.70    Material Event. “Material Event” shall have the meaning specified in Section 7.5 of this Agreement.
1.71    Materials of Environmental Concern. “Materials of Environmental Concern” shall mean any substance or material that is on the date hereof or on the Closing Date prohibited, controlled or regulated by any governmental authority under any Environmental Law, including, without limitation, chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum derivatives or other hydrocarbons, petroleum products, dangerous substances, designated substances, controlled products or subject waste, all as defined in or pursuant to any Environmental Law, but excluding small quantities of cleaning agents or similar compounds used in the Ordinary Course of Business and commercially available.
1.72    Merger Consideration. “Merger Consideration” shall have the meaning specified in Section 3.1 of this Agreement.
1.73    Merger Sub. “Merger Sub” shall have the meaning specified in the introductory paragraph of this Agreement.
1.74    Negative Closing Date Adjustment Amount. “Negative Closing Date Adjustment Amount” shall have the meaning specified in Section 3.4(e) of this Agreement.
1.75    New Event. “New Event” shall have the meaning specified in Section 7.5 of this Agreement.
1.76    OBCA. “OBCA” shall have the meaning set forth in Section 2.1 of this Agreement.
1.77    Offer Letters. “Offer Letters” shall mean the offer letters issued by Parent or the Company to Benjamin S. Stump, Michael P. Keegan, Richard S. Cremona and/or Yvonne Bonitatibus, in the form of Exhibit C-1 to C-4 attached hereto.

QB\136339.00047\18274478.12

1.78    Ordinary Course of Business. An action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:
(a)    such action is consistent and similar in nature with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations in the same line of business of such Person; and
(b)    such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company or shareholder (if any) of such Person.
1.79    Owned Real Estate. “Owned Real Estate” shall mean the real estate titled in the name of the Company described in Schedule 5.9(a) attached hereto, together with all buildings, structures, improvements and fixtures thereon and all rights pertaining thereto.
1.80    Parent. “Parent” shall have the meaning set forth in the introductory paragraph of this Agreement.
1.81    Payoff Amounts. “Payoff Amounts” shall have the meaning specified in Section 3.3(a)(ii) of this Agreement.
1.82    Permitted Liens. “Permitted Liens” shall mean:  (a) easements, rights of way, covenants, restrictions, and agreements of real estate record; (b) such state of facts as would be shown on an accurate survey; (c) zoning and other land use regulations and ordinances, (d) statutory liens for Taxes and assessments not yet due and payable, (e) mechanics, carriers’, workmen’s, or repairmen’s arising or incurred in the Ordinary Course of Business consistent with past practice or amounts that are not delinquent, (f) other than with respect to real property, liens arising under original purchase price conditional sales contracts and operating leases with third parties entered into in the Ordinary Course of Business consistent with past practice and in which the Company is not in default, or (g) other imperfections of title or Liens, if any, that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such imperfection or Lien. Except as specifically set forth above, the term “Permitted Liens” shall not include any deed of trust, mortgage, security interest or similar lien granted or conveyed to any Person by the Company or its Subsidiaries or affiliates that encumbers any of the assets of the Company or its Subsidiaries, any judgment against the Company, its Subsidiaries, or its affiliates.
1.83    Person. “Person” shall mean a natural person, corporation, trust, partnership, limited liability company, governmental entity, agency or branch or department thereof, or any other legal entity.
1.84    Positive Closing Date Adjustment Amount. “Positive Closing Date Adjustment Amount” shall have the meaning specified in Section 3.4(e) of this Agreement.
1.85    Pre-Closing Taxes. “Pre-Closing Taxes” shall have the meaning specified in Section 13.1(a) of this Agreement.

QB\136339.00047\18274478.12

1.86    Professional and Transaction Fees. “Professional and Transaction Fees” shall mean the following fees and expenses, as generally set forth on the Allocation Certificate: (i) any and all consulting, accounting, legal, brokerage or finder fees, expenses or charges incurred or arising on behalf of the Company and incurred at or prior to Closing in connection with the negotiation, preparation, due diligence, execution, planning or performance of this Agreement or the transactions contemplated hereby, and (ii) any change in control, severance, or similar payments to Richard S. Cremona, Benjamin S. Stump, Michael P. Keegan, and Yvonne Bonitatibus in connection with the execution, planning or performance of this Agreement or the transactions contemplated thereby, which payments are incurred and payable by the Company without further condition at or prior to Closing, in each case that have not been paid in full in cash as of the Closing (provided, however, that the Company’s contribution of any health care benefits or premiums past the Closing shall not constitute Professional and Transaction Fees); provided, however, that Professional and Transaction Fees shall not include any fees, expenses, charges or payments under the Management Carve-Out Plan.
1.87    Real Estate. “Real Estate” shall mean, collectively, the Owned Real Estate and the Leased Real Estate.
1.88    Real Estate Leases. “Real Estate Leases” shall mean the real estate leases, subleases and other occupancy agreements to which the Company and Subsidiaries are a party listed separately as such on Schedule 5.9(a) of the Disclosure Schedules
1.89    Released Claims. “Released Claims” shall have the meaning specified in Section 8.3 of this Agreement.
1.90    Released Parties. “Released Parties” shall have the meaning specified in Section 8.3 of this Agreement.
1.91    Releasors. “Releasors” shall have the meaning specified in Section 8.3 of this Agreement.
1.92    Restriction Period. “Restriction Period” shall have the meaning specified in Section 8.1(a) of this Agreement.
1.93    Schedule Supplement. “Schedule Supplement” shall have the meaning set forth in Section 7.5 of this Agreement
1.94    Series A Preferred Stock. “Series A Preferred Stock” shall mean the 3,600,000 authorized shares of series A participating preferred stock of the Company, $0.001 par value per share.
1.95    Series B Preferred Stock. “Series B Preferred Stock” shall mean the 171,000,000 authorized shares of series B participating preferred stock of the Company, $0.001 par value per share.
1.96    Shareholder Written Consent. “Shareholder Written Consent” shall have the meaning specified in the Recitals of this Agreement.

QB\136339.00047\18274478.12

1.97    Shareholders’ Representative. “Shareholders’ Representative” means the Person appointed to that position as provided in Section 12.1 of this Agreement.
1.98    Shareholders’ Representative Reserve. “Shareholders’ Representative Reserve” shall have the meaning specified in Section 3.3(a)(v) of this Agreement.
1.99    Straddle Period. “Straddle Period” shall have the meaning specified in Section 13.5 of this Agreement.
1.100    Subsidiary(ies). “Subsidiary” or “Subsidiaries” shall mean AccessTel Kentrox Australia Pty Ltd and Kentrox South Africa Pty Ltd.
1.101    Surviving Corporation. “Surviving Corporation” shall have the meaning specified in Section 2.1 of this Agreement.
1.102    Tax Benefits. “Tax Benefits” shall have the meaning specified in Section 13.1(c) of this Agreement.
1.103    Tax Costs. “Tax Costs” shall have the meaning specified in Section 13.1(c) of this Agreement.
1.104    Taxes. “Taxes” shall mean all taxes of any kind, levies or other like assessments, customs, duties, or imposts, including without limitation, income, gross receipts, ad valorem, value-added, alternative or add-on minimum, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, franchise taxes (if not based on income), stamp, estimated taxes, withholding, employment, social security (or similar), workers’ compensation, disability, utility, severance, environmental, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax.
1.105    Tax Indemnified Parent Parties. “Tax Indemnified Parent Parties” shall have the meaning specified in Section 13.1(a) of this Agreement.
1.106    Tax Returns. “Tax Returns” shall mean all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed or sent to any Governmental Authority by or with respect to it in respect of any Taxes, including any schedule or attachment thereto and any amendment thereof.
1.107    Termination Date. “Termination Date” shall have the meaning specified in Section 15.1(b).
1.108    Transaction Documents. “Transaction Documents” means this Agreement (and all the exhibits, appendices, and schedules) and the Escrow Agreement.
1.109    Working Capital. “Working Capital” shall mean, as of the Effective Time, determined without giving effect to the transactions contemplated by this Agreement (except

QB\136339.00047\18274478.12

for the accrual of all applicable employer Tax liabilities of the Company arising from any payment of Professional and Transaction Fees, if any, payments made pursuant to the Management Carve-Out Plan, exercise of any stock options under the Equity Incentive Plan, payments for management bonuses pursuant to Section 10.3, and similar payments, as reflected on the Allocation Certificate) and determined in accordance with GAAP using the same accounting methods, practices, principles, policies and procedures (and for the avoidance of doubt and without limiting the foregoing, the same variable interest entity accounting treatment and the same policies, the same revenue recognition policies, and the same deferred revenue policies), with consistent classifications, judgments and valuation and estimation methodologies that were used in preparation of the Annual Financial Statements for the most recent fiscal year end as if such determination of Working Capital was being prepared as of a fiscal year end and following the principles listed on Appendix 1.109: (i) the sum of the cash and cash equivalents (whether a positive amount or a negative amount, including as a result of overdrafts or outstanding checks), accounts receivable (net), prepaid expenses, inventory, and other current assets (but excluding any current assets for Income Taxes) of the Company and its Subsidiaries less (ii) the sum of the accounts payable, accrued expenses and current liabilities, accrued payroll and benefits (but excluding accrued Income Taxes), accrued payroll and sales tax, and including deferred revenue (regardless of its short-term or long-term nature) of the Company and its Subsidiaries in excess of $3,900,000; provided, however, that Income Taxes, accrued interest on Indebtedness, and Indebtedness shall not be included in the determination and calculation of Working Capital.
1.110    Working Capital Target. “Working Capital Target” shall mean the amount of Four Million Six Hundred and Fifty Thousand Dollars ($4,650,000).
2.    THE MERGER.
2.1    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Oregon Business Corporation Act (the “OBCA”), at the Effective Time, (i) Merger Sub will merge with and into the Company, and (ii) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the OBCA as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).
2.2    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub will cause articles of merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Oregon in accordance with the relevant provisions of the OBCA and shall make all other filings or recordings required under the OBCA. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Oregon or at such later date or time as may be agreed by the Company and the Parent in writing and specified in the Articles of Merger in accordance with the OBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
2.3    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the OBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of

QB\136339.00047\18274478.12

each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
2.4    Articles of Incorporation; Bylaws. At the Effective Time, (a) the articles of incorporation of the Company shall be amended so as to read entirely as set forth in Exhibit D, and, as so amended shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation or applicable Law.
2.5    Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
2.6    Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company, or the holder of any capital stock of Parent, Merger Sub or the Company:
(a)    Conversion of Merger Sub Capital Stock. Each share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.
(b)    Cancellation of Certain Company Stock. Each share of Company Capital Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.
(c)    Conversion of Company Capital Stock. Each share of Series B Preferred Stock, each share of Series A Preferred Stock, and each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock to be cancelled in accordance with Section 2.6(b) and other than Dissenting Shares) shall be converted automatically into the right to receive its share of the Applicable Merger Consideration in accordance with ARTICLE IV, Section (D)(2) of the Company’s Third Amended and Restated Articles of Incorporation, as amended, to be distributed in the manner set forth in the allocation certificate attached hereto as Appendix 2.6(c) (the “Allocation Certificate”), which shall be delivered by the Company at least two (2) Business Days prior to Closing. From and after the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of a certificate formerly representing any such shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive its share of the Applicable Merger Consideration as set forth herein.
(d)    Adjustments. The Merger Consideration payable shall be adjusted to reflect any change in the number of shares of Company Capital Stock issued as of the Effective Time by reason of any stock dividend, stock split, recapitalization, combination,

QB\136339.00047\18274478.12

exchange of shares, merger, consolidation, reorganization or the like or any change in the corporate or capital structure prior to the Effective Time.
2.7    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.6, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.6(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Sections 60.551-60.594 of the OBCA (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder's appraisal or dissenters rights under the OBCA with respect to such shares) shall not be converted into a right to receive the Applicable Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 60.554 of the OBCA; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder's right to appraisal pursuant to Section 60.554 of the OBCA or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 60.591 of the OBCA, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Applicable Merger Consideration in accordance with Section 2.6(c), without interest thereon, upon surrender of such certificate formerly representing such share. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the OBCA that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.
2.8    Treatment of Stock Options and Warrants. All unexercised stock options or other awards under the Equity Incentive Plan shall be cancelled for no payment immediately prior to the Closing in accordance with the terms of the Equity Incentive Plan. All Company warrants shall be exercised or canceled prior to the Closing.
3.    MERGER CONSIDERATION
3.1    Merger Consideration. The total merger consideration is as follows, subject to adjustment as set forth in Section 3.4 hereof, in cash or other immediately available funds (the “Merger Consideration”):
(a)    Thirty Million Dollars ($30,000,000);
(b)    plus, the amount by which the Estimated Closing Date Net Working Capital exceeds the Working Capital Target or minus the amount by which the Working Capital Target exceeds the Estimated Closing Date Net Working Capital (the “Closing Adjustment”).
3.2    Closing Adjustment. At least three (3) Business Days before the Closing, the Company shall prepare in good faith and deliver to Parent an Estimated Closing Date Net Working Capital Statement and a statement setting forth the Closing Adjustment, together with

QB\136339.00047\18274478.12

supported documentation for such estimates and any additional information reasonably requested by Parent. The Estimated Closing Date Net Working Capital Statement shall be prepared in consultation with Parent and shall be reasonably acceptable to Parent, and the Closing Adjustment shall be determined using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, all in accordance with GAAP, that were used in preparation of the Annual Financial Statements for the most recent fiscal year end as if such determination of Closing Date Net Working Capital was being prepared as of a fiscal year end and utilizing the principles listed on Appendix 1.109.
3.3    Closing Payment.
(a)    Subject to the Positive Closing Date Adjustment Amount or the Negative Closing Date Adjustment Amount, which shall be paid in accordance with Section 3.4, Parent will make or cause to be made the following payments, which constitute the Merger Consideration, at Closing (the “Closing Payments”):
(i)    Parent will deliver the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent, to be held and distributed as provided in the Escrow Agreement and Section 14.4 of this Agreement.
(ii)    Parent will pay in cash by wire transfer of immediately available funds the Company’s and Subsidiaries’ Indebtedness in full pursuant to payoff letters from the applicable lenders, in the form reasonably satisfactory to Parent, delivered to Parent by the Company no later than two (2) Business Days prior to the Closing Date (the “Payoff Amounts”).
(iii)    Parent will pay in cash by wire transfer of immediately available funds to each creditor to which any portion of the Professional and Transaction Fees are then owed, the respective portion of the Professional and Transaction Fees owed to such creditor, net of any tax withholding required by applicable Law, to the extent applicable, pursuant to payoff letters from the applicable creditors, if applicable, in the form reasonably satisfactory to Parent, delivered to Parent by the Company at least two (2) Business Days prior to Closing Date.
(iv)    Parent will deliver to the Shareholders’ Representative (for the Holders who delivered a fully-executed and completed Letter of Transmittal and all required deliveries thereunder at or prior to Closing) and to the Surviving Corporation as the paying agent (for all other Holders and Carve-Out Participants), by wire transfer of immediately available funds an amount in cash equal to (A) the Merger Consideration, minus (B) the Escrow Amount, (C) minus, the Payoff Amounts, (D) minus, the Professional and Transaction Fees, and (E) minus, the amount of the Shareholders’ Representative Reserve (the “Applicable Closing Consideration”) to an account or accounts designated in writing by the Shareholders’ Representative, if applicable, for (Y) distribution to the Holders against delivery of the certificates evidencing such shares, net of any tax withholding required by applicable Law, subject to the terms and conditions set forth in Section 3.5, as set forth in the Allocation Certificate and (Z) distribution to the Carve-Out Participants, net of any tax withholding required by applicable Law, collectively in amounts as set forth in the Allocation Certificate.

QB\136339.00047\18274478.12

(v)    Parent will pay in cash by wire transfer of immediately available funds, an amount equal to Four-Hundred Thousand Dollars ($400,000) (the “Shareholders’ Representative Reserve”) to cover any expenses of the Shareholders’ Representative which constitute obligations of the Holders representing the Company Capital Stock. Following the termination of all obligations of the Shareholders’ Representative, any remaining amount of the Shareholders’ Representative Reserve will be distributed to the Holders pursuant to the terms of this Agreement.
(b)    The Allocation Certificate sets forth:
(i)    the Closing Payments;
(ii)    the Closing Adjustment;
(iii)    the Merger Consideration, as divided between (A) the Applicable Closing Consideration, (B) the Payoff Amounts, (C) the Escrow Amount, (D) the Professional and Transaction Fees, and (E) the Shareholders’ Representative Reserve; and
(iv)     (A) the identity of each Holder of Company Capital Stock and the number of shares of Company Capital Stock held by each such Holder; (B) the identity of each Carve-out Participant and such Carve-out Participant’s allocation under the Management Carve-out Plan; (C) the portion of the Applicable Closing Consideration payable to each Holder and each Carve-out Participant pursuant to this Section 3.3; (D) the portion of the Merger Consideration allocable to each Holder and each Carve-out Participant to be deposited into the Escrow Fund; (E) the portion of the Merger Consideration allocable to each Holder and each Carve-out Participant to be deposited into the Shareholder Representative Reserve; (F) the portion of the Merger Consideration to be paid to each Holder and each Carve-out Participant at Closing after deduction for the amounts set forth in clauses (D) and (E) above; and (G) the percentage share of the Merger Consideration to be paid to each Holder and Carve-out Participant pursuant to an increase, if any, to the Merger Consideration in accordance with Section 3.4(e).
(c)    The Allocation Certificate attached hereto shall be deemed the irrevocable, final and definitive allocation of the Merger Consideration payable to the Holders and the Carve-out Participants at the Effective Time.
3.4    Post-Closing Adjustment.
(a)    As promptly as practicable after the Closing Date (but in no event later than sixty (60) days after the Closing Date) Parent will prepare and deliver to the Shareholders’ Representative a final net Working Capital statement of the Company (the “Closing Date Net Working Capital Statement”), setting forth the Closing Date Net Working Capital, which shall include reasonable supporting detail to support the calculation of the Closing Date Net Working Capital. The Closing Date Net Working Capital Statement shall be prepared and the Closing Date Net Working Capital shall be determined on a consistent basis with the methodology of the Estimated Closing Date Net Working Capital Statement (without giving effect to the consummation of the transactions contemplated by this Agreement) using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, all in accordance with

QB\136339.00047\18274478.12

GAAP, that were used in preparation of the Annual Financial Statements for the most recent fiscal year end as if such determination of Closing Date Net Working Capital was being prepared as of a fiscal year end and the principles set forth on Appendix 1.109.
(b)    If the Shareholders’ Representative claims that the Closing Date Net Working Capital Statement has not been prepared in accordance with the requirements of Section 3.4(a) above, it will deliver to Parent a written statement describing with reasonable detail the basis for any such claim within sixty (60) days after receiving the Closing Date Net Working Capital Statement. Parent and the Shareholders’ Representative will use reasonable efforts to resolve any such claims themselves. If they do not obtain a final resolution within one hundred and fifty (150) days after the Closing Date, however, Parent and the Shareholders’ Representative will select Grant Thornton LLP, or if unavailable, BDO USA, LLP, or if unavailable, another mutually agreeable nationally recognized or regional accounting firm to resolve any remaining such claims (the “Arbitrating Accountant”). Upon submission to the Arbitrating Accountant for resolution, Parent shall indicate in writing its position on each disputed matter and the Shareholders’ Representative shall do likewise. The Arbitrating Accountant shall make a written determination on each disputed matter as soon as reasonably practicable, but no later than two hundred and ten (210) days after the Closing Date and such determination will be conclusive and binding upon Parent and the Shareholders’ Representative with respect to that disputed matter. The proposed Closing Date Net Working Capital Statement will be revised as appropriate to reflect the resolution of any such claims pursuant to this Section 3.4(b). The term “Final Closing Date Net Working Capital Statement” means the Closing Date Net Working Capital Statement, together with any revisions thereto pursuant to this Section 3.4(b), and the term “Final Closing Date Net Working Capital” means the Closing Date Net Working Capital, together with any revisions thereto pursuant to this Section 3.4(b). The fees and expenses of the Arbitrating Accountant shall be paid by the party (Parent or the Shareholders’ Representative) against whom in excess of 50% of the aggregate disputed amount is determined by the Arbitrating Accountant, or if 50% of the aggregate disputed amount is determined against each party then each party shall pay one-half of such fees and expenses.
(c)    Parent will make the work papers and back-up materials used in preparing the Closing Date Net Working Capital Statement, and any books, records and financial staff of the Company, available to the Shareholders’ Representative and its accountants and other representatives and to the Arbitrating Accountant resolving any claim concerning the Closing Date Net Working Capital Statement at reasonable times and upon reasonable notice at any time during (i) the preparation of the Closing Date Net Working Capital Statement, (ii) the review by the Shareholders’ Representative of the Closing Date Net Working Capital Statement, and (iii) the resolution by Parent and the Shareholders’ Representative and/or the Arbitrating Accountant of any objections thereto.
(d)    The Shareholders’ Representative will make any reasonably requested work papers and back-up materials related to any such claim made pursuant to Section 3.4(b) and any of its accountants and other representatives reasonably requested available to Parent and its accountants and other representatives and to the Arbitrating Accountant resolving any claim concerning the Closing Date Net Working Capital Statement at reasonable times and upon reasonable notice at any time during (i) the preparation of the Closing Date Net Working Capital Statement, (ii) the review by the Shareholders’ Representative

QB\136339.00047\18274478.12

of the Closing Date Net Working Capital Statement, and (iii) the resolution by Parent and the Shareholders’ Representative and/or the Arbitrating Accountant of any objections thereto.
(e)    The Merger Consideration will be adjusted if the Final Closing Date Net Working Capital is greater or less than the Estimated Closing Date Net Working Capital. If the Final Closing Date Net Working Capital is greater than the Estimated Closing Date Net Working Capital, then the Merger Consideration will be increased on a dollar-for-dollar basis by the amount of such excess (the “Positive Closing Date Adjustment Amount”). In such event, the Positive Closing Date Adjustment Amount will be paid by Parent to the Surviving Corporation, as the paying agent, on behalf of the Holders, by wire transfer of immediately available funds to an account or accounts designated by the Surviving Corporation in writing, no later than three (3) Business Days after the completion of the Final Closing Date Net Working Capital Statement, and the Surviving Corporation shall distribute that amount to the Holders as provided in Section 3.5 of this Agreement. If the Final Closing Date Net Working Capital is less than the Estimated Closing Date Net Working Capital, then the Merger Consideration will be decreased on a dollar-for-dollar basis by the amount of such deficiency (the “Negative Closing Date Adjustment Amount”). In such event, the Negative Closing Date Adjustment shall be paid to Parent by Holders and Carve-Out Participants no later than three (3) Business Days after the completion of the Final Closing Date Net Working Capital Statement (from funds other than the Escrow Amount), provided however that in case of a nonpayment by Holders and Carve-Out Participants, Parent may withdraw such Negative Closing Date Adjustment from the Escrow Amount.
3.5    Exchange of Certificates; Lost Certificates.
(a)    Following the Effective Time, the Surviving Corporation shall act as paying agent under this Agreement for the purpose of effecting the exchange of cash for certificates that, immediately prior to the Effective Time, represented Company Capital Stock entitled to the Applicable Merger Consideration. The Surviving Corporation shall pay each Holder who has surrendered his, her or its certificates representing Company Capital Stock, together with a duly executed and completed letter of transmittal substantially in the form of Exhibit E attached hereto (the “Letter of Transmittal”), cash in an amount equal to such Holder’s share of the Applicable Closing Consideration in accordance with ARTICLE IV, Section (D)(2) of the Company’s Third Amended and Restated Articles of Incorporation, as amended, as set forth in Appendix 2.6(c) and Section 3.3(c) of the Agreement. To the extent the Surviving Corporation is provided by such a Holder with his, her, or its certificate(s) and duly executed and completed Letter of Transmittal(s) at Closing, payment of such Holder’s share of the Applicable Closing Consideration shall be made by wire transfer at Closing directly from Parent in accordance with the Allocation Certificate. The Surviving Corporation shall also promptly pay, or cause to be paid, if and when available to each Holder who has surrendered his, her or its certificates representing Company Capital Stock, together with a duly executed and completed Letter of Transmittal cash in an amount equal to such Holder’s share of (i) any Positive Closing Date Adjustment Amount, if any, upon receipt of same by the Surviving Corporation, (ii) upon receipt from the Shareholders’ Representative, any unused portion of the Shareholders’ Representative Reserve as set forth in Section 3.3(a)(v) hereof; provided, that Shareholder’s Representative may make such payments on Surviving Corporation’s behalf to the extent Surviving Corporation has received from a Holder his, her, or its certificate(s) and duly executed and completed Letter of Transmittal(s), and (iii) upon receipt from the Shareholders’ Representative, any disbursement to Shareholders’ Representative of all or a portion of the

QB\136339.00047\18274478.12

Escrow Fund; provided, that Shareholders’ Representative may make such payments on Surviving Corporation’s behalf to the extent Surviving Corporation has received from a Holder his, her, or its certificate(s) and duly executed and completed Letter of Transmittal(s), each such payment to be made in accordance with ARTICLE IV, Section (D)(2) of the Company’s Third Amended and Restated Articles of Incorporation, as amended, and as set forth in Appendix 2.6(c). Surrendered certificates shall forthwith be canceled. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the Applicable Merger Consideration into which the Company Capital Stock it theretofore represented shall have been converted pursuant to Section 2.6. Notwithstanding the foregoing, if any such certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact, the execution of the Letter of Transmittal, and the granting of a standard indemnity with respect thereto by the Person claiming such certificate to be lost, stolen or destroyed, the Surviving Corporation, as paying agent, shall issue, in exchange for such lost, stolen or destroyed certificate, the Applicable Merger Consideration to be paid in respect of the Company Capital Stock represented by such certificate, as contemplated by this Section 3.5.
(b)    Surviving Corporation shall be entitled to deduct and withhold from the relevant share of any Applicable Merger Consideration otherwise payable pursuant to this Agreement to a Holder such amounts that are required to be deducted and withheld with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any provision of applicable Law. To the extent that such amounts are withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by Surviving Corporation.
(c)    Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any Holder for Applicable Merger Consideration that is properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
4.    CLOSING.
4.1    Closing Date. The Closing shall take place on April 1, 2013, following, and subject to, the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or at such other time and date as the Company and Parent may mutually agree (the “Closing Date”). The Closing shall be considered effective as of 12:01 a.m. Central Time on the Closing Date.
4.2    Closing Deliveries.
(a)    By the Company and the Shareholders’ Representative. At or prior to the Closing, the Company and the Shareholders’ Representative, as applicable, shall deliver or cause to be delivered to Parent the following:
(i)    the Escrow Agreement, duly executed by the Company and the Shareholders’ Representative;
(ii)    the Offer Letters, duly countersigned by each individual employee;

QB\136339.00047\18274478.12

(iii)    The Allocation Certificate, the Estimated Closing Date Net Working Capital Statement and the statement setting forth the Closing Adjustment;
(iv)    the Articles of Incorporation of the Company certified as of the most recent practicable date by the Secretary of State of Oregon and the Certificate/Articles of Incorporation or similar organizational document for each of the Subsidiaries certified as of the most recent practicable date by the respective secretaries of state or similar governmental authority;
(v)    a certificate of the Secretary of State of Oregon as to the existence of the Company and a certificate of registration from the Australian Securities & Investments Commission as to the registration of AccessTel Kentrox Australia Pty Ltd, as of the most recent practicable date in each of such jurisdictions;
(vi)    the authorizations, consents and approvals set forth in Appendix 4.2(a)(vi) attached hereto, in the form reasonably satisfactory to Parent;
(vii)    evidence, in the form reasonably satisfactory to Parent, of payment in full by wire transfer or bank cashier’s check of all outstanding loans and advances, from the Company or its Subsidiaries to any of the Company’s shareholders or affiliates;
(viii)    evidence of termination and/or payoff of all Indebtedness, including intercompany Indebtedness, of the Company and its Subsidiaries, in the form reasonably satisfactory to Parent;
(ix)    the duly executed resignations of all officers and directors of the Company and Subsidiaries, in the form reasonably satisfactory to Parent, as are designated by Parent at least three (3) days prior to the Closing Date;
(x)    a certificate of an authorized officer of the Company dated the Closing Date and signed by the authorized officer of the Company, in the form reasonably satisfactory to Parent, certifying to (i) the accuracy of copies of the Certificate/Articles of Incorporation and Bylaws or similar organizational documents of the Company and Subsidiaries, as amended to date, attached thereto, (ii) the adoption of attached resolutions of the Company authorizing the execution, delivery and performance of this Agreement and the related agreements, documents and instruments referred to herein and authorizing and ratifying the acts of the Company’s directors, officers and employees in carrying out the terms and provisions hereof and thereof, and (iii) the incumbency of the directors and officers, as applicable, executing this Agreement and any document required in connection with the Closing;
(xi)    Estoppel letters addressed to Parent from each landlord for the Leased Real Estate consenting to the change in control for each such Leased Real Estate, in form and content reasonably acceptable to Parent (form attached hereto as Exhibit F), and such other consents to assignment as are required by any landlord under the Real Estate Leases listed on Appendix 4.2(a)(xi) (the “Landlord Estoppel Certificates”).
(xii)    the legal opinion of counsel for the Company substantially in the form attached hereto as Exhibit G;

QB\136339.00047\18274478.12

(xiii)    to the extent not already in the possession of the Company, the original corporate record books and stock record books of the Company and Subsidiaries;
(xiv)    evidence, in the form reasonably satisfactory to Parent, of irrevocable redemption, exercise conversion or cancellation of all Company stock options and warrants as of the Closing;
(xv)    a termination of the Equity Incentive Plan, in the form reasonably satisfactory to Parent;
(xvi)    a termination of the Investor Rights Agreement, in the form reasonably satisfactory to Parent;
(xvii)    a termination of the Management Carve-Out Plan, in the form reasonably satisfactory to Parent, provided that all obligations to pay thereunder as result of the transactions contemplated by this Agreement shall survive such termination;
(xviii)    the Company shall deliver to Parent a statement pursuant to Treasury Regulations 1.1445-2(c)(3) certifying that the shares of Company Capital Stock are not U.S. real property interests and a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation section 1.897-2(h)(2), each in substantially the form of Exhibit H hereto;
(xix)    delivery of a copy of the Shareholder Written Consent with a timely notice to any holders of the Company Capital Stock that did not sign the Shareholder Written Consent; and
(xx)    the duly executed Letters of Transmittal for Majority Shareholders and their stock certificates representing the capital stock for the Company.
(b)    By Parent. At the Closing, Parent shall deliver to the Shareholders’ Representative or the Escrow Agent, as applicable, the following:
(i)    the Escrow Agreement, duly executed by Parent;
(ii)    the Offer Letters, duly executed by Parent;
(iii)    the legal opinion of counsel for Parent substantially in the form attached hereto as Exhibit I;
(iv)    a certificate of the Secretary of State of Illinois as to the good standing of Parent as of the most recent practicable date; and
(v)    payment in cash by wire transfer of immediately available funds of the payments set forth in Section 3.3 of this Agreement.
5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the Disclosure Schedules (it being agreed that any matter disclosed in the Disclosure Schedules with respect to any section of this Agreement shall be deemed to have been

QB\136339.00047\18274478.12

disclosed (i) with respect to that section and (ii) with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure schedule that such disclosure is applicable to such section), the Company represents and warrants to Parent that the statements contained in this Article 5 are true and correct as of the date hereof. Inclusion of information in the Disclosure Schedules shall not be deemed an admission or acknowledgment by the Company or any Person (including Subsidiaries), or otherwise imply, that such matter is required to be disclosed under this Agreement (information may be included for information purposes only) or is material to or outside the Ordinary Course of Business of the Company. References in the Disclosure Schedules to enforceability of agreements with third parties, the existence or non-existence of third-party rights, absence of breaches or defaults by third parties or similar matters or statements are intended only to allocate rights and risks solely between Parent, the Company, and the Holders and are not intended to be admissions against interests, be admissible against any Party to this Agreement by any Person not a Party to the Agreement or give rise to any claim or benefit to any Person not a Party to this Agreement. The disclosure of matters in the Disclosure Schedules shall not be deemed or interpreted to limit or broaden any representations and warranties, obligations, covenants or agreements in this Agreement.
5.1    Corporate Matters.
(a)    Organization and Qualification; Power. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Oregon and is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed would have an adverse effect on the Company cumulatively less than $25,000. Schedule 5.1(a) of the Disclosure Schedules sets forth a list of the state of incorporation of the Company and each state where the Company is qualified to do business as a foreign corporation. The Company has full corporate power and authority to carry on its business as it is now being conducted and to own, lease, and operate its respective assets and properties.
(b)    Compliance; Binding Effect. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not: (i) violate any provision of the organizational documents of the Company and Subsidiaries; or (ii) except as set forth on Schedule 5.1(b) of the Disclosure Schedules, constitute a default under, or constitute an event which with the giving of notice or the lapse of time or both would become a default under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the assets of the Company and Subsidiaries under, or create any rights of termination, cancellation, purchase, or acceleration in any Person under, any mortgage, lien, lease, agreement or other instrument or obligation to which the Company or Subsidiaries are a party or by which the Company, Subsidiaries or their assets are bound; or (iii) violate or conflict with any Law, order, writ, injunction, judgment, arbitration award, decree or other restriction of any kind or character to which the Company, Subsidiaries or their assets are subject or bound.
(c)    Subsidiaries. Except for the Subsidiaries and except as set forth on Schedule 5.1(c) of the Disclosure Schedules, the Company does not own or control any interest (equity or otherwise), directly or indirectly, in any other Person or business enterprise.

QB\136339.00047\18274478.12

Each Subsidiary is an entity as set forth on Schedule 5.1(c), duly organized, validly existing and in good standing under the Laws of its jurisdiction or organization or incorporation, as the case may be. Schedule 5.1(c) of the Disclosure Schedules set a list of the state or other jurisdiction of organization or incorporation of each Subsidiary. Each Subsidiary has full corporate power and authority to own, lease, and operate its respective assets and properties.
(d)    Capitalization; Ownership of Capital Stock.
(i)    Schedule 5.1(d) of the Disclosure Schedules sets forth the authorized capital stock and number of shares issued and outstanding for the Company and each Subsidiary as of the date of this Agreement. Schedule 5.1(d) of the Disclosure Schedules also sets forth the number of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock owned by each shareholder of the Company as of the date of this Agreement. All issued and outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock of the Company and the issued and outstanding shares of the capital stock of each Subsidiary are duly authorized and validly issued, fully paid and nonassessable, were issued in compliance with all federal and state securities Laws, and were not issued in violation of the preemptive rights of any Person or any agreement or Law by which the Company or such Subsidiary at the time of issuance was bound. No shares of capital stock or other ownership interests in the Company or a Subsidiary are reserved for issuance or are held as treasury shares, except as set forth in Schedule 5.1(d) of the Disclosure Schedules. Except as shown on Schedule 5.1(d) of the Disclosure Schedules, the Company owns all of the outstanding capital stock of each Subsidiary.
(ii)    Except for this Agreement and except as set forth on Schedule 5.1(d) of the Disclosure Schedules, there are no outstanding options, warrants, conversion rights or other rights to subscribe for or purchase, or other contracts with respect to, any capital stock of the Company or Subsidiaries pursuant to which the Company or Subsidiaries are or may become obligated to issue or redeem or exchange any shares of the Company’s or Subsidiaries’ capital stock. All outstanding stock options, warrants or similar rights with respect to the Company’s or Subsidiaries’ capital stock have been or will be terminated or exercised at or prior to the Closing Date.
(iii)    The Company and Subsidiaries have complied with, and are in compliance with, all applicable Laws, including securities Laws, and any other applicable agreements or governance instruments, with respect to the issuance, sale, redemption, and/or the repurchase of any shares of capital stock of the Company or Subsidiaries.
(e)    Certificates/Articles; Bylaws; Minute Books; Records. The Company has heretofore delivered to Parent true and complete copies of the Certificate/Articles of Incorporation and Bylaws or similar organizational documents of the Company and Subsidiaries, as amended and in effect on the Closing Date. The minute books of the Company and Subsidiaries which heretofore have been provided to Parent for examination contain complete and accurate records of all corporate action taken by the board of directors and stockholders of the Company and Subsidiaries through the date hereof, and completely and accurately reflect all transactions in the shares of capital stock of the Company and Subsidiaries. Since January 1, 2010, the business and accounting records of the Company and Subsidiaries (i) are accurate and complete in all material respects, (ii) reflect all discounts, returns and allowances granted by the Company and Subsidiaries with respect to the periods covered

QB\136339.00047\18274478.12

thereby in all material respects, and (iii) have been maintained in the Ordinary Course of Business in accordance with customary business practices in the Company’s industry and form the basis for the Financial Statements. Such business and accounting records are adequate for the preparation of the Financial Statements in accordance with GAAP. The officers and directors of the Company and Subsidiaries prior to Closing are as set forth in Schedule 5.1(e) of the Disclosure Schedules.
5.2    Authority, Validity. The execution and delivery by the Company of this Agreement and the Transaction Documents and the consummation by the Company and Subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by the Company. No further corporate act or proceeding on the part of the Company or Subsidiaries is necessary to authorize this Agreement and the Transaction Documents by the Company pursuant hereto or the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents have been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by each other party thereto) constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
5.3    Financial Statements, Backlog and Accounts.
(a)    The Company previously furnished to Parent complete copies of the Financial Statements and a listing of the Backlog, which is as of a recently practicable date that is within three (3) days of the execution date of this Agreement, copies of all of which are attached hereto as Schedule 5.3(a) of the Disclosure Schedules.
(b)    Except as indicated in Schedule 5.3(b) of the Disclosure Schedules, the Financial Statements were prepared in accordance with GAAP consistently applied through the applicable periods involved (except that the Interim Financial Statements are subject to normal year-end adjustments and do not include footnotes). The Financial Statements present fairly the financial condition of the Company and its Subsidiaries in all material respects as of the respective dates of such Financial Statements and the results of operations for the respective periods then ended. The listing of Backlog is accurate in all material respects as of the date of such listing of Backlog.
(c)    Except as set forth on Schedule 5.3(c) of the Disclosure Schedules, with the exception of the deposit and collection of checks in the Ordinary Course of Business, neither the Company nor any Subsidiary has guaranteed or become a surety or is otherwise contingently liable for the obligation of any other Person.
5.4    Absence of Changes.
(a)    Except as expressly permitted by this Agreement or as set forth in Schedule 5.4 of the Disclosure Schedules and except as disclosed in the Financial Statements, since December 31, 2011, there has been no:

QB\136339.00047\18274478.12

(i)    material adverse change in the business, property or condition (financial or otherwise) or results of operations of the Company or Subsidiaries, either individually or taken as a whole, from that shown in the Financial Statements;
(ii)    damage, destruction or loss (whether or not covered by insurance) which singly or in the aggregate adversely affects the Company’s or Subsidiaries’ assets or the business or financial condition, except where such damage, destruction or loss would have an adverse effect on the Company individually or in the aggregate less than $100,000;
(iii)    commitment to increase or effected increase in either the rate of compensation payable by the Company or its Subsidiaries to any of their officers or employees over the amount paid for the fiscal year ended December 31, 2011, other than in the Ordinary Course of Business and other than payments to be made in compliance with the written terms of the Company's existing written incentive compensation arrangements, that were provided to Parent prior to the Closing;
(iv)    actual or, to the Knowledge of the Company, threatened labor trouble or strike affecting the Company or Subsidiaries;
(v)    cancellation or other termination of a relationship with the Company or Subsidiaries, or written notice to the Company or Subsidiaries of a future cancellation or other termination of a relationship with the Company or Subsidiaries, by any single supplier or customer of the Company or Subsidiaries who accounted for more than 5% of the Company’s or Subsidiaries’ purchases or sales, determined by reference to the fiscal year ended December 31, 2011;
(vi)    commitment for, declaration, setting aside, or payment of any dividend or other distribution in respect of any of the Company’s or Subsidiaries’ capital stock;
(vii)    transaction or transactions by the Company or its Subsidiaries outside the Ordinary Course of Business;
(viii)    any loan or advance made to any officer, director, consultant, agent, employee or shareholder of the Company or any Subsidiary or any affiliate of the Company, a Subsidiary, or an officer or director thereof or any other loan or advance made, other than advances made to employees in the Ordinary Course of Business;
(ix)    any payment of, or commitment to pay, any severance or termination pay to any officer, director, consultant, agent, or employee, except as set forth in any employment agreements for Benjamin S. Stump, Michael P. Keegan, Richard S. Cremona, and/or Yvonne Bonitatibus;
(x)    any change in accounting methods or practices, any change in depreciation or amortization policies or rates, or any change in policies with respect to pricing inventory, capitalization costs or recognizing revenue;

QB\136339.00047\18274478.12

(xi)    any purchase, sale, or other disposition of assets or properties in anticipation of this Agreement, or any purchase, lease, sale, abandonment or other disposition of assets (other than inventory) involving more than $100,000 in each instance, except in the Ordinary Course of Business;
(xii)    any acquisition of all or any substantial part of the stock or the business or operating assets of any other Person;
(xiii)    any actual material adverse change in the Company’s revenues, earnings, operations, condition of assets, prospects, or relationships;
(xiv)    any waiver or release of any rights, except for rights of value less than $25,000 in each instance;
(xv)    any cancellation or compromise of any debts owed to the Company or any Subsidiary or known claims against others exceeding $25,000 in each instance;
(xvi)    any sale, transfer, grant or expiration of any material rights under any material leases, licenses, agreements, or agreements for Intellectual Property Rights; or
(xvii)    any marketing or sales program instituted that differs materially from programs since December 31, 2011 and had the effect of materially accelerating sales and other revenues.
5.5    Absence of Undisclosed Liability. Except as set forth in Schedule 5.5 of the Disclosure Schedules, there are no material liabilities (whether direct, indirect, accrued or unaccrued, contingent or absolute) (“Liabilities”), and there is no existing claim, condition, situation or set of circumstances which could reasonably be expected to result in any such Liability, except for (i) Liabilities disclosed, reflected or reserved against in the Interim Financial Statements or are of a nature not otherwise required under GAAP to be reflected or reserved in a balance sheet; (ii) Liabilities that have arisen after the Interim Financial Statements in the Ordinary Course of Business and consistent with past practices; or (iii) as are required to be incurred pursuant to this Agreement or other Transaction Documents.
5.6    Powers of Attorney. Except as set forth in Schedule 5.6 of the Disclosure Schedules, there are no employees or agents of the Company or Subsidiaries who hold powers of attorney to act with respect to the Company or Subsidiaries, their assets or the Acquired Business.
5.7    Litigation. Except as set forth in Schedule 5.7 of the Disclosure Schedules: (a) neither the Company nor Subsidiaries are bound by any order, judgment, stipulation or consent decree of any court or governmental agency affecting their assets, or limiting or affecting their operations; (b) there is no suit, action, or legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the Knowledge of the Company, threatened in writing, that could materially adversely affect the business, financial condition or assets of the Company and Subsidiaries taken as a whole, and, to the Knowledge of the Company, neither the Company nor its Subsidiaries have committed any act that would give rise to any such legal action or proceeding; (c) there are no labor strikes, filed

QB\136339.00047\18274478.12

grievances or other labor troubles pending or, to the Knowledge of the Company, threatened against the Company or Subsidiaries, and there is no pending arbitration proceeding arising out of any union agreement to which the Company or Subsidiaries are or were a party; (d) there are no currently pending or, to the Knowledge of the Company, threatened investigations of charges or complaints against the Company or Subsidiaries, and there are no outstanding uncorrected or unresolved citations, charges, complaints, orders or judgments, issued or made by any governmental agency, or by a court, with respect to its application or enforcement of the Laws relating to the Company’s or Subsidiaries’ business operations, environmental protection, labor relations, employee safety and health, wages, hours and other labor standards, and fair employment; and (e) no judgment or pending or, to the Knowledge of the Company, threatened claim exists under any applicable worker’s compensation Law by reason of employment of the employees of the Company or Subsidiaries that is not fully covered by worker’s compensation insurance.
5.8    Licenses; Compliance With Laws and Regulations.
(a)    Governmental Licenses. Except as set forth in Schedule 5.8(a) of the Disclosure Schedules, the Company and Subsidiaries have all governmental licenses, permits, approvals, authorizations, and registratons necessary to conduct their business, and such licenses and permits are in full force and effect and listed on Schedule 5.8(a) of the Disclosure Schedules. Except as set forth in Schedule 5.8(a) of the Disclosure Schedules, no violations are or have been recorded and remain outstanding in respect of such licenses or permits and no proceeding looking toward the revocation or limitation of any of them is pending or, to the Knowledge of the Company, threatened. Set forth in attached Schedule 5.8(a) of the Disclosure Schedules is a complete list of all inspection reports, complaints, citations and notices of violations or alleged violations received by the Company or Subsidiaries within the period of two (2) years prior to the Closing Date from any governmental agency having jurisdiction over the Company and its Subsidiaries or their business.
(b)    Compliance With Laws and Regulations. Except as provided in Schedule 5.8(b) of the Disclosure Schedules, the Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws relating to the operation of its business, the Real Estate, and its other assets, including, without limitation, all zoning, building, security, fire, export and import, anti-bribery, health and safety Laws, and no notice has been served upon it claiming violation of any of the foregoing.
5.9    Title to and Condition of Property.
(a)    Real Property Used. The Real Estate constitutes all real property used by the Company and Subsidiaries in the Acquired Business as of the Closing Date. Schedule 5.9(a) of the Disclosure Schedules correctly sets forth the complete legal description of the Owned Real Estate and (to the extent the same has been made available in the Real Estate Leases) the Leased Real Estate, including their description and related agreements. The Company and Subsidiaries own and have fee simple title to the Owned Real Estate as indicated on Schedule 5.9(a) of the Disclosure Schedules. The real estate lease to which the Company was a party with respect to premises at 1301 Hwy. 36, Hazlet, New Jersey has terminated in accordance with its terms and the Company, as tenant, has fulfilled all of its obligations under such real estate lease including without limitation payment of all amounts due under such real estate lease, surrender of such premises in the condition required by such real estate lease and

QB\136339.00047\18274478.12

there is no remaining liability of the Company with respect to such real estate lease and/or such premises.
(b)    Title. The Company and Subsidiaries own good and valid title to (and, in the case of owned Real Property, good and marketable), and have undisputed possession of, all of its assets and properties, free and clear of all options, adverse claims, restrictions, tenancies, debts, claims, security interests, defects of title, mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, other than the Permitted Liens.
(c)    Condition; Sufficiency. The assets of the Company and Subsidiaries (together with the Leased Real Estate) constitute all of the property relating to or used or held for use in connection with the Acquired Business as of the Closing Date, and comprise all property necessary for the continued conduct of the Acquired Business after the Closing by the Company and Subsidiaries as conducted prior to the Closing by the Company and Subsidiaries. Subject only to ordinary wear and tear and routine maintenance, the assets of the Company and Subsidiaries with positive book value are usable and used in the Acquired Business at the Closing, have been well maintained and are in good operating condition and repair. Since December 31, 2011, no such asset essential to the operation of the Acquired Business has been destroyed, diverted by the Company or Subsidiaries to other uses, or otherwise disposed of by the Company or Subsidiaries without having been adequately replaced.
(d)    Insurance. The Real Estate, the Acquired Business and all of the Company’s and Subsidiaries’ assets have been and are insured, and will be insured through the Closing Date, in the amounts and against the risks as set forth in Schedule 5.9(d) of the Disclosure Schedules. Neither the Company nor Subsidiaries (A) are in default with respect to any provision contained in any insurance policy for the Company or Subsidiaries, or (B) have failed to give notice or present any material claim under any such policy in due and timely fashion. During the last two years, the Company and Subsidiaries have not had any insurance policy or coverage thereunder cancelled, withdrawn or not renewed by the insurer. To the Knowledge of the Company, no other party to such insurance policies is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under such insurance policies. Neither the Company nor Subsidiaries have received notice of and the Company is not aware of any cancellation or, to the Knowledge of the Company, threat of cancellation of such insurance. Except as set forth in Schedule 5.9(d) of the Disclosure Schedules, no property damage, personal injury or products liability claims have been made during the last five (5) years, or are pending, against the Company or Subsidiaries that are not fully covered by insurance (except to the extent of co-insurance and deductibles reflected in the applicable insurance policies). During the entire five-year period prior to the Closing Date, the Company and Subsidiaries have maintained uninterrupted “claims made” errors and omissions (E&O) insurance in full force and effect. Schedule 5.9(d) of the Disclosure Schedules contains a list of all claims known to the Company or Subsidiaries as of the Closing Date filed by or on behalf of Company or Subsidiaries (as appropriate) under any insurance policies for insured losses which are pending and have not been disposed of as of the date indicated. There are no pending claims under any insurance policies as to which any insurer is defending under reservation of rights or has denied liability and, to the Knowledge of the Company, there exists no claim under any such insurance policy that has not been properly filed by the Company or Subsidiaries (as appropriate).

QB\136339.00047\18274478.12

(e)    Real Estate. Except as set forth in Schedule 5.9(e) of the Disclosure Schedules, there are no commenced or, to the Knowledge of the Company, planned public improvements related to the Real Estate which may result in special assessments or area wide charges for which the Company or Subsidiaries would be responsible (either as owner of the Owned Real Estate or as lessee of the Leased Real Estate), or which might otherwise adversely affect such Real Estate; the Company has not received any governmental agency or court order requiring repairs, alterations or correction of any existing conditions of the Real Estate, and to the Knowledge of the Company, there is no condition that could be a cause for such an order; there is no pending or, to the Knowledge of the Company, planned or contemplated condemnation or similar action or change in any zoning or building ordinance affecting the Real Estate; to the Knowledge of the Company, there are no structural or mechanical defects in the Real Estate, including adequacy and quality of well and sanitary disposal systems or defects which are reasonably likely to result in the discharge of pollutants into the environment; and the Company has not received any notice regarding violation of or nonconformance with any Law requiring or calling attention to the need for any work, repairs, construction, alteration or installation affecting the Real Estate. Except as provided in Schedule 5.9(e) of the Disclosure Schedules, the Real Estate and all buildings and improvements situated thereon, and the use thereof by the Company and Subsidiaries complies with all Laws, easements and restrictions, if any. Except as provided in Schedule 5.9(e) of the Disclosure Schedules, the Company has not received notice of existing or future assessments, clean up, repair costs or similar charges arising out of or relating to the Real Estate Leases or cancelation or termination of the Real Estate Leases.
(f)    Location of Tangible Property and Inventory. Except as set forth on Schedule 5.9(f), all of the tangible personal property and inventory owned by the Company and its Subsidiaries is located on the Real Estate (including temporary leased storage areas), except goods in transit bought or sold in the Ordinary Course of Business.
(g)    Computer Systems. The computer hardware and software systems, and all equipment including imbedded microprocessors, owned, leased or used by either of the Company or Subsidiaries (including, without limitation, those related to equipment, manufacturing processes, quality control activities, accounting and bookkeeping records and record keeping activities, environmental, other facility controls, and security and communications systems, but excluding any idled items) that are used in the Acquired Business at the Closing are operational in all material respects, meet all business needs and are operating properly as designed.
5.10    Taxes.
(a)    Except as set forth in Schedule 5.10(a) attached hereto, the Company and Subsidiaries, if applicable, (i) have timely filed or have had filed on their behalf (taking into account any extension of time to file granted or obtained) with the appropriate taxing authorities all material Tax Returns required to be filed by or with respect to them as of the date of this Agreement for all periods ended prior to the date of this Agreement, (ii) have not requested any extensions to file such Tax Returns that have not since been filed, and (iii) have paid all Taxes due (whether or not shown as payable on such Tax Returns and have not executed or filed with the Internal Revenue Service or any other taxing authority any agreement, waiver or other document or arrangement that is currently in effect and that extends or has the effect of extending the period for assessment or collection of Taxes

QB\136339.00047\18274478.12

(including without limitation any applicable statute of limitations) (other than an extension of time to file a Tax Return), and no power of attorney with respect to any Tax matter is currently in force. All Tax Returns filed by the Company and Subsidiaries were correct and complete in all material respects.
(b)    All material Taxes that the Company and Subsidiaries are required by Law to pay, withhold or collect for all periods ending on or prior to the Closing Date have been fully and timely paid, withheld or collected, or adequately reserved for on the Financial Statements in accordance with GAAP.
(c)    Except as described in Schedule 5.10(c) attached hereto, neither the Internal Revenue Service nor any other taxing authority has audited any material Tax Return filed by the Company or Subsidiaries for any years for which the applicable statue of limitations has not expired. Except as set forth on Schedule 5.10(c) attached hereto, no written notice has been received from, and no written claim has been made by, a taxing authority in a jurisdiction where the Company or Subsidiaries do not file Tax Returns such that it may be subject to taxation by that jurisdiction.
(d)    Except as described in Schedule 5.10(d) attached hereto, the Company and Subsidiaries have not used the cash method of accounting for any portion of its business in the last three years. The Company and Subsidiaries have not agreed to nor are required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by the Company or Subsidiaries and neither the Internal Revenue Service nor any other taxing authority has proposed any such adjustment or change in accounting method, and the Company and Subsidiaries do not have any application pending with any taxing authority requesting permission for any such changes in accounting methods.
(e)    Neither the Company nor any of the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting initiated by the Company on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) ‘‘closing agreement’’ as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date other than (x) prepaid amounts, if any, received in the Ordinary Course of Business (including deferred revenue) and, to the extent received prior to the date of the Interim Financial Statements, properly reflected under GAAP in the Financial Statements or (y) deferred revenue (regardless of whether it was received in the Ordinary Course of Business or reflected in the Financial Statements) of the Company and its Subsidiaries to the extent included in the definition of “Working Capital” hereunder.
(f)    Except as set forth in Schedule 5.10(f) attached hereto, there are no audits or investigations by any taxing authority in progress of which the Company or Subsidiaries have received written notice and the Company and Subsidiaries have not received any written notice from any taxing authority that it intends to conduct such an audit or investigation following the date hereof.

QB\136339.00047\18274478.12

(g)    The Company and Subsidiaries are not subject to any private letter ruling of the Internal Revenue Service or any comparable ruling, issued to or specifically with reference to the Company and its Subsidiaries, of any state, local, or foreign taxing authority.
(h)    Except as described in Schedule 5.10(h) attached hereto, the Company and Subsidiaries are not a party to any Tax allocation or Tax sharing agreement, other than any such agreement entered into with customers, lessors, vendors, creditors or the like the principal purpose of which is not the allocation of Taxes.
(i)    The Company and Subsidiaries have not been and are not a United States real property holding corporation within the meaning of Section 897(c)(1)(A) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(j)    The Company and Subsidiaries have not been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return (other than a group of which the common parent was the Company), and neither the Company nor any of the Subsidiaries has any Liability for the Taxes of any Person (other than the Company or any of the Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise, except (i) as described in Schedule 5.10(j) attached hereto, (ii) withholding taxes incurred in the Ordinary Course of Business, or (iii) pursuant to agreements with customers, lessors, vendors, creditors or the like the principal purpose of which not the allocation of Taxes.
(k)    The Company has made available to Parent correct and complete copies of all federal and state Income Tax Returns of, and examination reports and statements of deficiencies assessed against or agreed to by, the Company and Subsidiaries since December 31, 2009.
(l)    The Company and Subsidiaries have disclosed on their respective Income Tax Returns all positions taken therein that, unless so disclosed, could give rise to a substantial understatement of Income Tax within the meaning of Code Section 6662.
(m)    The Company and Subsidiaries have not been a participant in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).
(n)    The Company and Subsidiaries have not made payments or provided benefits, are not obligated to make payments or provide benefits, and are not a party to a contract that could obligate them to make payments or provide benefits that will not be deductible under Code Section 280G.
(o)    Except as disclosed in Schedule 5.10(o), the Company and Subsidiaries (other than Subsidiaries organized outside of the United States) have not had a permanent establishment (within the meaning of an applicable tax treaty) in any foreign country or become subject to the taxing jurisdiction of any foreign country.
(p)    In the past three years, neither the Company nor any of its Subsidiaries has been a party to a transaction that is reported to qualify as a reorganization within the meaning of Code Section 368, distributed a corporation in a transaction that is

QB\136339.00047\18274478.12

reported to qualify under Code Section 355, or been distributed in a transaction that is reported to qualify under Code Section 355.
(q)    Since the date of the Interim Financial Statements, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.
(r)    Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 5.10 and Section 5.20 are the only representations and warranties in this Agreement with respect to Taxes.
5.11    Contracts and Commitments.
(a)    Significant Contracts. Except for the Contracts set forth in Schedule 5.11(a) of the Disclosure Schedules, the Company and Subsidiaries are not a current party to, and are not in any way obligated under, (i) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or a Subsidiary to engage in any line of business or compete with any Person; (ii) any contract, agreement or commitment with the Company’s and Subsidiaries’ present or past officers, employees, agents, consultants or advisors that is not cancelable by the Company on notice of not longer than 30 days and without liability, penalty or premium; (iii) any contract, agreement or commitment relating to the disposition of assets of the Company or Subsidiaries, other than in the Ordinary Course of Business; (iv) any agreement requiring the consent of any other person to the transfer or the sale by the Company or Subsidiaries of all or substantially all of the Company’s or Subsidiaries’ assets or to a change in control with respect to the Company or Subsidiaries; (v) any lease of, or agreement to purchase or sell, any capital asset of the Company on its Subsidiaries to another party; (vi) any management, consulting, personal service, agency or other contract which provides for rendition of services or for any commission, bonus, incentive, consulting or additional compensation; (vii) any license, other than licenses for off-the-shelf software applications; (viii) any agreement with an agent, dealer, distributor, sales representative or franchisee; (ix) any agreement for the storage, transportation, treatment or disposal of any Materials of Environmental Concern; (x) any agreement restricting the right of the Company or Subsidiaries to use or disclose any information in its possession; (xi) any open purchase order by the Company or Subsidiaries to any vendor, or from any customer of the Company or Subsidiaries, which involves an amount in excess of $100,000; (xii) any rebate, discount or similar written or oral agreement; or (xiii) any other agreement not in the Ordinary Course of Business of the Company or Subsidiaries.
(b)    Purchase Commitments. Except as set forth in Schedule 5.11(b) of the Disclosure Schedules, the purchase commitments of the Company and Subsidiaries are not in excess of the normal, ordinary and usual requirements of the Company’s and Subsidiaries’ business or at any excessive price.
(c)    Consents; Renewals; Defaults. Except as set forth in Schedule 5.11(c) of the Disclosure Schedules, neither the Company nor Subsidiaries have received any notice or other written information indicating (i) that any of the Contracts set forth in the attached Schedule 5.11(a) of the Disclosure Schedules will not be renewed upon expiration or (ii) that with respect to any Contract set forth in the attached Schedule 5.11(a)

QB\136339.00047\18274478.12

of the Disclosure Schedules requiring Consent as a result of the transactions contemplated by this Agreement (including without limitation those Consents set forth on Schedule 5.1(b) of the Disclosure Schedules), the party whose Consent is required will not give that Consent. Neither the Company nor Subsidiaries are in default under any of the Contracts set forth on Schedule 5.11(a) of the Disclosure Schedules, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default by the Company or Subsidiaries.
(d)    Valid and Binding. The Contracts on Schedule 5.11(a) of the Disclosure Schedules are valid and binding in accordance with their respective terms and are in full force and effect without any default, waiver or indulgence thereunder by the Company, Subsidiaries, or, to the Knowledge of the Company, by any other party thereto.
5.12    Intellectual Property Rights.
(a)    The Intellectual Property Rights described in Schedule 5.12 of the Disclosure Schedules set forth all of the names under which the Company or Subsidiaries currently do business or have done business at any time during the past five (5) years, and all registered Intellectual Property Rights owned by the Company or Subsidiaries or licensed to the Company or Subsidiaries. The Company or Subsidiaries own and possess, free and clear of any liens all right, title and interest in and to, or have the right to use pursuant to a valid and enforceable license set forth in Schedule 5.12 of the Disclosure Schedules, all Intellectual Property Rights. Each item of Intellectual Property Rights is valid and subsisting, in full force and effect, and has not been canceled, expired or abandoned except in the normal course of business. Except as set forth in Schedule 5.12 of the Disclosure Schedules, no Claims have been asserted against the Company or its Subsidiaries, and no Claims are pending, or to the Knowledge of the Company, threatened by any Person regarding the use, validity, ownership, enforceability or registerability of any of the Intellectual Property Rights, and there exists no known basis for such Claim. The conduct of the Company, including the use of the Intellectual Property Rights, does not infringe, misappropriate or otherwise conflict with, the rights of any other Person, and, to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise conflicted with any of the Intellectual Property Rights. Schedule 5.12 of the Disclosure Schedules sets forth a complete and accurate list of all agreements (excluding internet domain name registration agreements) pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property Rights whether the Company or Subsidiaries is the licensee or licensor thereunder, except for any licenses contained in customer, supplier and maintenance agreements entered into in the Ordinary Course of Business (each a “License” and, collectively, the “Licenses”). The Licenses are valid and binding obligations of each party thereto, enforceable against each such party in accordance with their terms, and there are no breaches or defaults under any Licenses. There is no reason why each License will not continue to be valid, binding and enforceable on identical terms following the consummation of the transactions contemplated by this Agreement. With respect to Licenses where the Company or Subsidiaries is a licensee, the actual use of such License by the Company or Subsidiaries is in compliance in all material respects with the terms thereof. Neither the Company nor Subsidiaries is in material breach or default of any such License such that the other party thereto would have the right to terminate such License or change or modify its terms. No use of such License by the Company or Subsidiaries and, to the Knowledge of the Company, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit the licensor to terminate or modify such License. The Intellectual

QB\136339.00047\18274478.12

Property Rights do not infringe upon the rights owned or controlled by any third party and no third party is infringing upon any of the Intellectual Property Rights. The Intellectual Property Rights constitute all Intellectual Property Rights that the Company or Subsidiaries use in, or deem material for, the conduct of the Acquired Business at the Closing.
(b)    Schedule 5.12 of the Disclosure Schedules sets forth an accurate and complete list of all web sites, by URL, owned, licensed or controlled by the Company or Subsidiaries.
5.13    Environmental Matters.
(a)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiaries:
(i)    no notice, notification, demand, request for information, citation, summons, complaint or order has been received in writing by the Company or its Subsidiaries and no Environmental Claim (or any basis thereof) is pending or, to the Knowledge of the Company, threatened by any Governmental Authority or other Person relating to the Company or its Subsidiaries and relating to or arising out of any Environmental Law;
(ii)    The Company and its Subsidiaries are, and have at all times been since January 1, 2009, in material compliance with all Environmental Laws.
(b)    To the Knowledge of the Company, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the Company or its Subsidiaries or any property or facility now or previously owned or leased by the Company or its Subsidiaries that has not been made available to Parent.
5.14    Transactions with Affiliates. Except as set forth in Schedule 5.14 of the Disclosure Schedules, since December 31, 2011, the Company and Subsidiaries have not, directly or indirectly, purchased, leased from or otherwise acquired any property or obtained any services from, or sold, leased to or otherwise disposed of any property or furnished any services to, or otherwise dealt with, in the Ordinary Course of Business or otherwise, any Person which, directly or indirectly, controls, is controlled by or is under common control with the Company or Subsidiaries.
5.15    Bank Accounts. Schedule 5.15 of the Disclosure Schedules contains a complete list of each bank, financial institution and brokerage company in which the Company and Subsidiaries have an account together with the type of account and the names of all persons authorized to draw thereon or have access thereto.
5.16    No Pending Transactions. Except for this Agreement, neither the Company nor the Subsidiaries is a party to or is bound by any agreement, undertaking or commitment: (a) to merge or consolidate the Company or Subsidiaries with, or to have the Company or Subsidiaries acquire all or substantially all of the properties and assets of, any other Person; (b) to sell, lease or exchange all or substantially all of the Company’s or Subsidiaries’ properties and assets to any other Person; (c) to sell or exchange all or substantially all of the capital stock of the Company or Subsidiaries to any other Person; or (d) to reorganize the Company or Subsidiaries.

QB\136339.00047\18274478.12

5.17    Indebtedness; Investments.
(a)    Indebtedness. Except as disclosed in Schedule 5.17(a) of the Disclosure Schedules, the Company and Subsidiaries do not have any Indebtedness.
(b)    Investments. Except as disclosed in Schedule 5.17(b) of the Disclosure Schedules, the Company and Subsidiaries do not own, or have any right or obligation to acquire, any Investment.
5.18    Product Warranties Claims. Except as set forth on Schedule 5.18 of the Disclosure Schedules, there are no existing or, to the Knowledge of the Company, threatened claims or customer complaints against the Company or Subsidiaries (i) for or related to any alleged defective product or (ii) for or related to any product which alleges failure to meet any service or product warranties of the Company or Subsidiaries or any applicable standard or specification of any contract or purchase order for such product or any applicable foreign, federal, state or local Law, which claims or customer complaints involve costs in the aggregate to the Company or Subsidiaries in excess of warranty reserves as accrued on the Financial Statements. Schedule 5.18 of the Disclosure Schedules accurately describes all such claims or customer complaints which individually involve claims involving $25,000 or more received by the Company or Subsidiaries during the past two years including, with respect to each such claim or customer complaint, a description of (i) the nature of the claim or customer complaint and (ii) the date of the claim or customer complaint.
5.19    Employees.
(a)    The Company and Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor and employment, applicant and employee background checking, immigration, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice. The Company and Subsidiaries are not liable for any payment to any trust or other fund or to any governmental entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees other than routine payments to be made in the ordinary course. Except as set forth on Schedule 5.19(a) of the Disclosure Schedules, there are no pending claims against the Company or Subsidiaries under any workers compensation plan or policy or for long term disability. Except as set forth on Schedule 5.19(a) of the Disclosure Schedules, there is not currently, and there has not been in the past three years, any legal proceeding against the Company or Subsidiaries based on actual or alleged wrongful termination, unlawful or unfair dismissal, or race, age, sex, disability or other harassment or discrimination. Except as set forth on Schedule 5.19(a) of the Disclosure Schedules, there are not currently, and there have not been in the past three years, any activities or proceedings of any labor union to organize any employees of the Company or Subsidiaries. Except as set forth on Schedule 5.19(a) of the Disclosure Schedules, none of the managers or corporate staff departments heads of the Company or Subsidiaries have given notice to the Company or Subsidiaries within the past six months that any such employee intends to terminate his or her employment.
(b)    Schedule 5.19(b) of the Disclosure Schedules contains a complete and accurate list of the following information for each employee of the Company and Subsidiaries, including each employee on leave of absence or layoff status: name; job title; and

QB\136339.00047\18274478.12

the current and the prior year’s compensation or remuneration (including any bonus). Except as set forth on Schedule 5.19(b) of the Disclosure Schedules, the Company and Subsidiaries have not made any promises for the payment of any bonuses, backpay or other remuneration to any employees, contractors or other Persons in any way related to the transactions contemplated by this Agreement.
(c)    Except as set forth in Schedule 5.19(c) of the Disclosure Schedules, the Company and Subsidiaries are not a party to, and are not negotiating, any collective bargaining or other labor union contract or employment agreements with their employees or with any organization representing any of their employees, and are not bound by any other agreement with a labor organization; the Company and Subsidiaries do not have any agreements, arrangements or commitments that contain any severance or termination pay or liabilities or obligations for any bonus, deferred compensation, pension, profit sharing or retirement arrangement, whether legally binding or not, with any employee or former employee, except for the Existing Plans listed on Schedule 5.20(a) of the Disclosure Schedules, and the Company and Subsidiaries are not presently paying any pension, deferred compensation or retirement allowance to any former employee, except for the Existing Plan listed on Schedule 5.20(a) of the Disclosure Schedules.
5.20    Benefit Plans.
(a)    Except for the Existing Plans listed on Schedule 5.20(a), the Company and Subsidiaries do not maintain any Benefit Plan. The Company has delivered to Parent true and correct copies of each of the Existing Plans for which written documentation exists, together with copies of any summary plan or similar description thereof and the most recent actuarial reports, audited financial statements and Form 5500 and schedules, if any, with respect thereto. Each of the Existing Plans is in compliance in all material respects with applicable Law, including without limitation, the Code and ERISA, and any Benefit Plan terminated by the Company or Subsidiaries during the five-year period ending with the date of this Agreement was in compliance in all material respects with such Law and was terminated in compliance in all material respects with such Law. All of the Existing Plans which are intended to meet the requirements of Section 401(a) of the Code have been determined by the Internal Revenue Service to be “qualified” within the meaning of Section 401(a) of the Code or timely application has been made therefor, and there are no facts Known to the Company which would adversely affect the qualified status in all material respects of such Existing Plans. The Company or Subsidiaries are not in default in any respect in performing its obligations under any of the Existing Plans, and all contributions, payments, liabilities or obligations under any Existing Plans that are required to have been paid on or before the date hereof have been paid or that are required to have been accrued on the date hereof on the books of account of the Company and Subsidiaries by GAAP applied consistently with the past practice of the Company for year-end financial statements have been so accrued.
(b)    With respect to each Existing Plan, all reports required under ERISA or any other applicable law or regulation to be filed by or on behalf of such Plan with the relevant governmental authority the failure of which to file could reasonably result in liability to the Company or Subsidiaries have been duly filed and all such reports are true and correct in all material respects as of the date given.

QB\136339.00047\18274478.12

(c)    Neither the Company, Subsidiaries nor any of their ERISA Affiliates nor any Existing Plan has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code and Sections 406 and 408 of ERISA), which would subject the Company or Subsidiaries (after giving effect to any exemption) or any Existing Plan to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, Section 502 of ERISA or any other liability.
(d)    No Existing Plan has been terminated, nor has any “accumulated funding deficiency” (as defined in Section 412(a) of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), and no funding waiver from the Internal Revenue Service has been received or requested with respect to any Existing Plan and neither the Company, Subsidiaries nor any of its ERISA Affiliates failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Existing Plan prior to the due date of such contribution under Section 412 of the Code or Section 302 of ERISA, nor has there been any reportable event or any event requiring disclosure under Section 4041(c)(3)(C), 4063(a) or 4068(f) of ERISA with respect to any Existing Plan.
(e)    The value of the assets of each Existing Plan which is a “defined benefit” plan (as defined in Section 3(35) of ERISA) equaled or exceeded the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) of each such plan as of the end of the preceding plan year, using the plan’s actuarial assumptions as in effect for such plan year.
(f)    There are no claims (other than claims for benefits in the normal course), actions or lawsuits asserted or instituted against, and there are no pending or to the Knowledge of the Company threatened litigation or claims against, the assets of any Existing Plan or against any fiduciary of such Existing Plan with respect to the operation of such Existing Plan, which, if adversely determined, could have an adverse effect in excess of $25,000 in the aggregate on the business, operations, properties, assets or condition (financial or otherwise) of the Company and Subsidiaries.
(g)    Except as specified otherwise in Schedule 5.20(g) attached to this Agreement, each of the Existing Plans can be terminated by the Company or Subsidiaries, as applicable, within a period of 30 days following the Closing Date, without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits under any of such plans, and none of the transactions contemplated by this Agreement shall result in the acceleration of any payments under any Existing Plan.
(h)    Neither the Company, Subsidiaries nor any of their ERISA Affiliates has incurred (a) any liability to the PBGC (other than routine claims and premium payments), (b) any withdrawal liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from a multiemployer plan described in Section 3(37) of ERISA or (c) any liability under ERISA Section 4062 to the PBGC, or to a trustee appointed under Section 4042 of ERISA.
(i)    Neither the Company, Subsidiaries nor any of their ERISA Affiliates has any liability as a successor of any other organization to any Benefit Plan (or beneficiary,

QB\136339.00047\18274478.12

sponsor, trustee or fiduciary of such plan) pursuant to successor liability rules of Title IV of ERISA or federal common law.
(j)    Except as set forth in Schedule 5.20(j) hereto, the Company does not have any Existing Plan or other agreements, arrangements or commitments that contain any severance or termination pay liabilities or obligations, whether legally binding or not, with any employee or former employee, and the Company and Subsidiaries are not presently paying any severance or termination payments to any former employee.
(k)    Schedule 5.20(k) attached hereto sets forth the true and correct amount of vacation, holiday and sick pay unpaid as of the date hereof for all employees of the Company and Subsidiaries (i) who have not as of the date hereof taken vacation, holiday or sick time earned prior to the date hereof; (ii) who have not earned vacation, holiday or sick time as of the date hereof but will earn vacation, holiday or sick time for any period or partial period of employment prior to the date hereof if they continue as employees of the Company and Subsidiaries to the date when such vacation, holiday or sick time will accrue to them. Except as set forth in Schedule 5.20(k) attached hereto, as of the date hereof, the Company and Subsidiaries do not have any liability, obligation or commitment to any of their employees for vacation, holiday or sick pay earned or accrued up to and including the date hereof, whether or not vested.
(l)    Neither the Company, Subsidiaries nor any of their ERISA Affiliates contributes, is required to contribute and since January 1, 1976 has contributed, to any multiemployer plan within the meaning of Section 3(37) of ERISA.
(m)    No person has asserted any claim under which the Company or Subsidiaries have any liability under any worker’s compensation or similar Law, which is not fully covered by insurance maintained with unaffiliated, financially sound, reputable insurers or, if not insured, for which an adequate reserve is not reflected on the Final Closing Date Net Working Capital Statement.
5.21    Products, Services, Pricing, Customers and Suppliers.
(a)    The Company’s and Subsidiaries’ products and services meet all material product, service and/or process specifications (including product testing procedures) that they purport or are required to meet. The Company’s and the Subsidiaries’ products and services satisfy and possess, in all material respects, applicable Law and governmental agency requirements, including registration, notice, and label requirements, and the Company and Subsidiaries are current on all applicable fees, renewals, reports, and other similar obligations. Neither the Company nor any Subsidiary has received any written deficiency notice that its processes and products do not satisfy any requirements under any Law, including those relating to good manufacturing practices, device listing, establishment registration, and product marketing clearance.
(b)    Schedule 5.21(b) of the Disclosure Schedules hereto sets forth a list of the ten (10) largest customers relating to the Company and the ten (10) largest suppliers relating to the Company during each of Company’s and Subsidiaries three (3) most recent fiscal years and for the period from the beginning of the current fiscal year determined

QB\136339.00047\18274478.12

on the basis of the total dollar amount of net sales to such customers and net purchases from such suppliers.
5.22    Brokerage. Except for RCG, LLC, no person provided services as a broker, agent or finder to the Company in this transaction.
5.23    Disclosure. No representation or warranty by the Company in this Agreement, and no statement, certificate or schedule furnished or to be furnished by or on behalf of the Company, Subsidiaries or the Holders pursuant to this Agreement, or any document or certificate delivered to Parent pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.
6.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. For the purpose of inducing the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub jointly and severally represent and warrant to the Company and the Shareholders’ Representative for the benefit of the Holders that:
6.1    Corporate Matters Regarding Parent and Merger Sub.
(a)    Organization and Qualification; Power. Parent is a corporation duly organized and validly existing under the laws of the State of Delaware. Merger Sub is a corporation duly organized and validly existing under the laws of the State of Oregon. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Parent is the owner of 100% of the issued and outstanding equity interests of Merger Sub.
(b)    Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents and to carry out its obligations hereunder and thereunder. No further corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby, and this Agreement, the Transactions Documents, and the related agreements, documents and instruments referred to herein to which Parent is a party have been duly executed and delivered by Parent and Merger Sub and constitute the valid and legally binding obligations of Parent and Merger Sub, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity.
(c)    Compliance; Binding Effect. The execution and delivery of this Agreement and the other Transaction Documents to which each is a party and the related agreements, documents and instruments referred to herein and therein, and the consummation of the transactions contemplated hereby and thereby, by Parent and Merger Sub will not (i) violate any provisions of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or (ii) constitute a default under, or constitute an event which with the giving of notice or the

QB\136339.00047\18274478.12

lapse of time or both would become a default under, or create any rights of termination, cancellation, purchase, or acceleration in any person under, any mortgage, lien, lease, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound, or (iii) violate or conflict with any law, statute, regulation, order, writ, injunction, judgment, arbitration award, decree or other restriction of any kind or character to which Parent or Merger Sub is subject or by which Parent or Merger Sub is bound.
(d)    Consents. No consent, approval, authorization or order of any court, governmental agency or body (U.S. or foreign), or third party is required for the consummation and performance by Parent or Merger Sub of the transactions contemplated by this Agreement.
6.2    Litigation. There are no Actions, suits or arbitration, administrative or other legal proceedings pending or, to the knowledge of Parent or Merger Sub, threatened, against them, or either of them, which seeks to prevent the consummation of the transactions contemplated by this Agreement.
6.3    Brokerage. No person provided services as a broker, agent or finder to the Parent or Merger Sub in this transaction.
6.4    Disclosure. No representation or warranty by Parent in this Agreement, and no statement, certificate or schedule furnished or to be furnished by or on behalf of it pursuant to this Agreement, or any document or certificate delivered to the Company or the Holders pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.
7.    PRE-CLOSING COVENANTS The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:
7.1    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company and its Subsidiaries shall:
(a)    conduct the business of the Company and its Subsidiaries in the Ordinary Course of Business;
(b)    use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and its Subsidiaries, keep available the services of the current officers, employees, and agents of the Company and its Subsidiaries, and to preserve the rights, franchises, goodwill and relationships of its officers, employees, customers, consultants, contractors, lenders, suppliers, regulators and others having business relationships with the Company and its Subsidiaries;
(c)    maintain all of the assets in their current condition, ordinary wear and tear excepted and, in the event of any damage to or destruction of any of the property of

QB\136339.00047\18274478.12

the Company and its Subsidiaries prior to the Closing Date, promptly replace, repair or restore such property;
(d)    pay the debts and Taxes of the Company and Subsidiaries when due and pay and perform other obligations of the Company and Subsidiaries when due (except for obligations of the Company that are being contested in good faith and for which a reasonable accrual has been made);
(e)    maintain and preserve all of its licenses and permits and comply in all material respects with all applicable Laws;
(f)    continue in full force and effect without modification to the insurance policies, except as required by applicable Law;
(g)    not terminate, or renew or make any material amendments (except in the Ordinary Course of Business) to, any of the Contracts;
(h)    not sell or license (other than product sales in the ordinary course of business), assign, lease, transfer, convey or pledge the Company’s or Subsidiaries’ assets or commit itself to sell or license (other than product sales in the Ordinary Course of Business), assign, lease, transfer, convey or pledge the Company’s or Subsidiaries’ assets or subject any of the Company's or Subsidiaries’ assets to a security interest;
(i)    not enter into any new employment agreement with an employee working within the Company and its Subsidiaries or modify any existing employment agreement with an employee working within the Company or its Subsidiaries, or terminate the employment of any current employee, except for cause, provided the Company provides notice to Parent prior to any such termination;
(j)    except as listed on Schedule 7.1(j), not change, increase or amend the rate of remuneration (cash, equity or otherwise) or any other terms of employment of any of the current employees or adopt, grant extend or increase the rate or terms of any bonus, insurance pension or other employee benefit plan, payment or arrangement made to, for or with any current employees, except increases pursuant to any applicable law, rule or regulation;
(k)    not take any action that would cause any of the changes, events or conditions described in Section 5.4 to occur;
(l)    take any action, or fail to take any action, that would result in any of the representations and warranties set forth in Article 5 not being true and correct such that the conditions set forth in Section 11.2 of this Agreement would not be satisfied;
(m)    take, or agree in writing or otherwise to take, any of the actions described in Section 7.1(a) through Section 7.1(l) above, or any other action that would prevent the Company or it Subsidiaries from performing or cause the Company or its Subsidiaries not to perform their covenants hereunder.

QB\136339.00047\18274478.12

7.2    Access to Information. From the date hereof until the Closing, the Company and its Subsidiaries shall: (a) afford Parent and its representatives reasonable access to and the right to interview personnel, inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company and its Subsidiaries; (b) furnish Parent and its representatives with copies of such contracts, books and records, financial, operating and other data and information related to the Company as Parent or any of its representatives may reasonably request; (c) afford Parent and its representatives with reasonable access to the Company’s and Subsidiaries’ suppliers, vendors and customers for the purposes of transition planning and integration upon notice to and with the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed, provided representatives of the Company may be present during any such access); and (d) instruct the representatives the Company to cooperate with Parent in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Company, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Company. All requests by Parent for access pursuant to this Section 7.2 shall be submitted or directed exclusively to Benjamin S. Stump or Michael P. Keegan or such other individuals as Company may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Parent if such disclosure would, in Company’s reasonable discretion upon advice of counsel: (x) cause significant competitive harm to the Company and its businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law or fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of the Company, which will not be unreasonably withheld, conditioned or delayed, Parent shall have no right to perform invasive or subsurface investigations of the Real Property. Parent shall, and shall cause its representatives to, abide by the terms of this Section 7.2.
7.3    Consents. The Company will give any notices to third parties and will use commercially reasonable efforts to obtain any third party consents referred to in Section 5.1(b) and will obtain prior to the Closing consents and approvals for the Contracts listed on Appendix 4.2(a)(vi); provided, however, that the Company shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested; provided, further, each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of Governmental Entities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement.

QB\136339.00047\18274478.12

7.4    No Solicitation.
(a)    Until the earlier of (y) the Closing Date or (z) the date of termination of this Agreement pursuant to the provisions of Article 15 hereof, the Company and the Holders shall not (nor shall the Company or the Holders permit, as applicable, any of their respective directors, officers or other employees, shareholders, agents, representatives, subsidiaries or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the Company or its Subsidiaries or (ii) disclose or furnish any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company or its Subsidiaries, or afford to any Person access to its properties, technologies, books or records of the Company or its Subsidiaries, not customarily afforded such access, except for Parent and Parent’s designated representatives and agents.
(b)    The Company and the Holders shall immediately cease and cause to be terminated any such negotiations, discussion or agreements relating to any offer or proposal to acquire all or any material part of the Company or its Subsidiaries (other than with Parent) that are the subject matter of Section 7.4(a) hereof.
(c)    The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 7.4 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent after establishing a prima facie case (without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security) shall be entitled to an immediate injunction or injunctions to prevent breaches of the provisions of this Section 7.4 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by the Company, any Holder, officer, director, representative or affiliate of the Company or the Holders shall be deemed to be a breach of this Agreement by the Company and the Holders.
(d)    Notwithstanding the foregoing, nothing herein shall prohibit the Company or the Holders (or any of their respective directors, officers or other employees, shareholders, agents, representatives, subsidiaries or affiliates) from taking any of the actions otherwise restricted by this Section 7.4 in connection with any offer or proposal to acquire all or substantially all of one or more of the Holders.
7.5    Notice of Developments; Supplement to Disclosure Schedules. With respect to the period between the date of this Agreement and the Closing Date, each party shall promptly notify the other parties (i) if any representation or warranty of such party set forth in this Agreement was untrue when made, (ii) of any breach of any covenant or obligation of such party set forth in this Agreement, or (iii) of any development occurring after the date of this Agreement or which the Company becomes aware that would cause or constitute a material breach of any of such party’s representations and warranties set forth in this Agreement if such representation or warranty had been made at the time of such development (each a “New Event”). If the Company notifies Parent of a New Event which constitutes or has, in the

QB\136339.00047\18274478.12

reasonable discretion of the Parent, a material adverse effect on the Company and its Subsidiaries taken as a whole (a “Material Event”), Parent shall have the right to terminate this Agreement by written notice under Section 15.1(c). If the Company notifies Parent of a New Event which is not a Material Event, at the Company’s reasonable discretion, the Company shall either (x) require Parent to accept such New Event or give Parent the right to terminate this Agreement by written notice under Section 15.1(c) or (y) inform Parent that its disclosure of such New Event shall not be deemed to modify the representations and warranties of the Company and its Subsidiaries or cure any breach of any representation, warranty, covenant or obligation, in which case Parent shall not have any right to terminate this Agreement based upon the New Event. If Parent does not exercise its right to terminate this Agreement based on a New Event or a Material Event and proceeds to the Closing, then Parent shall be deemed to have waived its right to terminate this Agreement based upon such New Event or Material Event, and the Company’s notice of same pursuant to this Section 7.5 shall be deemed to have (x) amended the Disclosure Schedule (each a “Schedule Supplement”), (y) qualify the Company’s representations and warranties as set forth herein and (z) cured any breach of representation, warranty, covenant or obligations that otherwise might have existed hereunder by reason of the Material Event. For avoidance of doubt, unless Parent consents to or waives a New Event, no disclosure of a New Event shall be deemed to modify the representations and warranties of the Company and its Subsidiaries or cure any breach of any representation, warranty, covenant or obligation.
7.6    Closing Conditions. From the date hereof until the Closing, each Party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 11 hereof.
8.    POST-CLOSING COVENANTS AND RELEASE OF CLAIMS OF THE COMPANY AND HOLDERS.
8.1    Confidentiality and Non-solicitation Covenants.
(a)    As an inducement to Parent to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Acquired Business being acquired pursuant to this Agreement, Holders, severally and not jointly, agree that they will not, directly or indirectly, for a period of two (2) years from and after the Closing Date (the “Restriction Period”):
(i)    hire, offer to hire, or solicit for employment any employee of the Company or the Subsidiaries, without the prior consent of the Parent, until such person has been separated from employment by the Company or the Subsidiaries, as the case may be, for at least 90 days (provided, however, that such 90-day period shall not apply to Michael P. Keegan, Benjamin S. Stump, Richard S. Cremona, Yvonne Bonitatibus, or any Company employee that is terminated by the Company); or
(ii)    make, induce, encourage, or cause any customer or supplier of the Company or a Subsidiary to terminate doing business with the Company or the Subsidiary;
provided, however, that the restrictions in (i) above, do not apply to any such employee who responds to any general public advertisement or is referred by an employment agency, so long

QB\136339.00047\18274478.12

as the advertisement or agency search was not directed towards any such employee or group of employees of the Company.
(b)    Each Holder severally, but not jointly, acknowledges that: (i) the Acquired Business connections, customers, customer lists, marketing, production, manufacturing, sales techniques, procedures, operations, and other intangible assets and aspects of the Acquired Business which are to be acquired by Parent hereunder have been established and maintained by the Company and the Subsidiaries at great expense and are of great value; and (ii) Parent, the Company and the Subsidiaries may suffer great loss and injury if the information were disclosed or used in any way to the detriment of Parent, the Company or any Subsidiary. Therefore, each Holder, severally and not jointly, shall not, directly or indirectly, use or disclose, or cause to be used or disclosed, to Parent’s, the Company’s or a Subsidiary’s detriment, any secret, confidential, or proprietary information relating to the Acquired Business. The foregoing limitation shall not apply to any confidential or proprietary information which (i) has been voluntarily disclosed to the public by Parent, the Surviving Corporation or their affiliates, after the Closing Date, (ii) has been independently developed and/or disclosed by others who are not under a confidentiality obligation to the Company or a Subsidiary, (iii) otherwise enters the public domain through lawful means, not in violation of the provisions of this Section 8.1 or (iv) is otherwise disclosed pursuant to the requirements of Law based on a written opinion of counsel or an order of a court of competent jurisdiction.
(c)    The parties agree that Parent may sell, assign or otherwise transfer the covenants set forth in this Section, in whole or in part, to any affiliate of Parent or any Person to which Parent transfers all or part of the Acquired Business, the Company or a Subsidiary.
(d)    Each of the covenants contained in subsections above shall be construed as a separate covenant from each Holder for which such Holder shall be solely responsible for compliance or for any claim of damages for alleged non-compliance.
8.2    Further Acts. On the Closing Date, or thereafter if necessary, the Holders shall execute and deliver to or cause to be executed and delivered to Parent such further instruments of transfer and conveyance and take such other action as Parent may reasonably require to carry out more effectively and completely the transactions contemplated by this Agreement.
8.3    Released Claims. As of the Closing, the Holders, severally and not jointly, for themselves, and their heirs, personal representatives, successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably release and discharge the Parent, the Company, Subsidiaries, and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all any actions, audits, lawsuits, litigation, arbitration or other proceedings (in each case, whether civil, criminal or administrative) pending by or before any governmental entity, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising on or prior to the Closing Date, which the Releasors can, shall or may have against the

QB\136339.00047\18274478.12

Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated, including indemnification claims relating to pre-Closing activities (collectively, the “Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any action, audit, lawsuit, litigation, arbitration or other proceeding (in each case, whether civil, criminal or administrative) of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 8.3 “Released Claims” does not include, and the provisions of this Section 8.3 shall not release or otherwise diminish, (a) the obligations of any party set forth in or arising under any provision of this Agreement or the agreements contemplated in connection herewith, and (b) if such Holder is an employee of the Company or the Subsidiary, in respect of (i) the current year’s accrued but unpaid compensation, and (ii) such employee’s outstanding benefits under the employee benefit plans of the Company or the Subsidiary as of the Closing Date.
8.4    Publicity. No public announcement or other publicity regarding the transactions referred to herein shall be made by the Company or the Shareholders’ Representative without the prior written approval of Parent, except to the extent otherwise required by Law.
9.    COVENANTS OF PARENT.
9.1    Further Acts. On the Closing Date, or thereafter if necessary, Parent shall execute and deliver to or cause to be executed and delivered to the Shareholders’ Representative such further instruments and take such other action as the Shareholders’ Representative may reasonably require to carry out more effectively and completely the transactions contemplated by this Agreement.
9.2    Indemnification. For six (6) years after the Closing Parent shall cause the Company and Subsidiaries to keep in effect provisions in its governing documents for indemnification, advancement of expenses and exculpation no less favorable to directors and officers than those therein on the date hereof, which provisions shall not be amended, repealed or otherwise modified in any manner that adversely affects the rights thereunder of Persons who at any time before Closing were directors or officers of the Company in respect of acts or omissions at or prior to the Closing (including the transactions contemplated by this Agreement), except as required by Law or except to make changes permitted by Law that would not materially diminish such rights of indemnification.
9.3    Payouts under Management Carve-out Plan. Parent shall cause the Company to promptly make the applicable payout due, in collective amounts as listed on the Allocation Certificate, under the Management Carve-out Plan as a result of the transactions contemplated by this Agreement, net of any tax withholding required by applicable Law.
10.    EMPLOYEE MATTERS.
10.1    Duty of Surviving Corporation to Offer Employment. The Surviving Corporation shall continue to offer employment to each active employee of the Company (each a "Company Employee") on terms and conditions to be established by the Surviving Corporation. The Surviving Corporation shall offer employee benefits, including vacation, sick and time off benefits, to Company Employees consistent in general with those provided to other

QB\136339.00047\18274478.12

respective Surviving Corporation and/or Parent’s employees. Credit for prior service with the Company shall be applied to waiting periods for the Surviving Corporation’s benefit plans. If a Company Employee has already met the waiting period through service with the Company, such employee will be eligible for benefits from the Surviving Corporation on the day of Closing.
10.2    401(k) Plan. The Holders and the Company shall take all actions necessary to make or accrue all necessary matching contributions to the Company’s 401(k) Plan prior to the Closing. The parties will arrange to allow a trust-to-trust transfer of affected 401(k) Plan assets with Company Employees being allowed to continue their in-force loans at and after the Closing.
10.3    Management Bonuses. The Company shall pay prior to the Closing for all management and other bonuses or similar obligations related to, or that could become payable (whether immediately upon the Closing or within a period of time thereafter) in connection with, the consummation of the transactions contemplated by this Agreement (for the avoidance of doubt, such payment or accrual shall be for all amounts due or payable considering actual performance), in accordance with the terms of the agreements or instruments under which the Company became obligated to pay such bonuses or similar obligations. All such payments shall be net of any tax withholding required by applicable Law.
11.    CLOSING CONDITIONS
11.1    Mutual Closing Conditions. Each and every obligation of the parties, under this Agreement to be performed at or before the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by both parties:
(a)    No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by or before any court or governmental Person shall be instituted, which challenges the validity or legality of this Agreement.
(b)    No Injunction. As of the Closing, there shall not be any effective injunction, writ, preliminary restraining order or any order issued by a governmental entity of competent authority of any nature issued by a court of competent jurisdiction directing that the terms of this Agreement or any of them not be consummated as so provided or imposing any material condition or otherwise prohibiting or making illegal the consummation of the terms of any of the transactions contemplated by this Agreement.
(c)    Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to, any governmental entity necessary to permit the parties to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given, and all terminations or expirations of waiting periods imposed by any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.
11.2    Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to Closing, of each of the following conditions:

QB\136339.00047\18274478.12

(a)    The representation and warranties of the Company contained in Article 5 shall be true and correct in all material respects (except those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct in all respects) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).
(b)    The Company shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)    Parent shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 11.2(a) and Section 11.2(b) has been satisfied.
(d)    The Company and Shareholders’ Representative, as applicable shall have delivered to Parent the closing deliveries set forth in Section 4.2(a).
11.3    Conditions to Obligations of the Company and Shareholders’ Representative. The obligations of the Company and the Shareholders’ Representative to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to Closing, of each of the following conditions
(a)    The representation and warranties of the Parent contained in Article 6 shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).
(b)    Parent shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)    The Company and the Shareholders’ Representative shall have received a certificate, dated the Closing Date Section 11.3(b) have been satisfied.
(d)    Parent shall have delivered to the Shareholders’ Representative and/or the Escrow Agent, as the case may be, the closing deliveries set forth in Section 4.2(b).
12.    SHAREHOLDERS’ REPRESENTATIVE.
12.1    Scope. The approval of this Agreement by the Holders shall constitute their ratification and approval of the appointment of the Shareholders’ Representative pursuant to this Agreement to act on behalf of the Holders and Carve-out Participants, which shall include the power and authority to:
(a)    execute documents and certificates pursuant to this Agreement and the Escrow Agreement;

QB\136339.00047\18274478.12

(b)    act for any such Holder or Carve-out Participant, if applicable, with respect to all indemnification matters referred to herein, including the right to compromise or settle any such claim on behalf of any such Holder or Carve-out Participant;
(c)    amend or waive any provision hereof in any manner;
(d)    receive payments under or pursuant to this Agreement and the Escrow Agreement and disburse such to the Holders and Carve-out Participants, except if the Surviving Corporation, as paying agent, has not received from a Holder his, her, or its certificate(s) and duly executed and completed Letter of Transmittal(s), in which case such disbursement shall be to the Surviving Corporation as paying agent;
(e)    incur any expenses, liquidate and withhold assets received on behalf of any such Holder or Carve-out Participant prior to their distribution to such Holder or Carve-out Participant to the extent of any amount that the Shareholders’ Representative deem necessary for payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing bank account established for such purpose;
(f)    receive and forward notices and communications pursuant to this Agreement and the Escrow Agreement;
(g)    negotiate and settle any disputes, as contemplated and in the manner set forth herein and in the Escrow Agreement;
(h)    engage attorneys, accountants and agents at the expense of Holders or Carve-out Participant; and
(i)    do or refrain from doing any further act or deed on behalf of any such Holder or Carve-out Participant that the Shareholders’ Representative deem necessary or appropriate, in the sole discretion of the Shareholders’ Representative, relating to the subject matter hereof as fully and completely as any such Holder could do if personally present and acting and as though any reference to such Holder herein was a reference to the Shareholders’ Representative.
12.2    Authorization, Actions, Release.
(a)    In the event that the Shareholders’ Representative, with or without the advice of counsel for the Shareholders’ Representative, is of the opinion that further authorization or advice from the Holders or Carve-out Participant on any matter concerning this Agreement or the Escrow Agreement is required or is advisable, the Shareholders’ Representative shall be entitled to seek such further authorization from the Holders or Carve-out Participants prior to acting on their behalf.
(b)    Parent shall be fully protected in dealing with the Shareholders’ Representative under this Agreement and may rely upon the authority of the Shareholders’ Representative to act as the Holders’ agent under this Agreement. Any payments or deliveries by Parent to the Shareholders’ Representative under this Agreement and the Escrow Agreement for the benefit of Holders or Carve-out Participant shall be considered payments or deliveries made by Parent to each of the Holders or Carve-out Participant. The appointment of the

QB\136339.00047\18274478.12

Shareholders’ Representative is coupled with an interest, shall be irrevocable by any Holder or Carve-out Participant in any manner or for any reason and shall not be affected by the death, disability, incapacity, illness, incompetency or other inability to act of any Holder or Carve-out Participant.
(c)    Each of the Parent, Merger Sub and the Surviving Corporation hereby waive, and by their approval of this Agreement, the Holders and Carve-out Participants shall be deemed to have waived, any claims they may have or assert, including those that may arise in the future, against the Shareholders’ Representative for any action or inaction taken or not taken by the Shareholders’ Representative in connection with such Person’s capacity as Shareholders’ Representative except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute fraud or gross negligence. Each of the Holders and Carve-out Participants shall severally, for its portion of the Applicable Merger Consideration, indemnify, defend, and hold the Shareholders’ Representative free and harmless from any and all claims arising from or relating to the performance or nonperformance of his duties pursuant to this Article 12 other than by virtue of his, her, or its willful misconduct or gross negligence.
(d)    If at any time there is no person acting as the Shareholders’ Representative for any reason, Holders whose combined portions of the Applicable Merger Consideration exceed 50% shall be entitled to designate a natural person to act as the Shareholders’ Representative under this Agreement.
(e)    At the Closing, Parent shall deposit with the Shareholders’ Representative the Shareholders’ Representative Reserve, which may be held by the Shareholders’ Representative in a segregated client bank account for the benefit of the Holders and Carve-out Participants. The Holders and Carve-out Participants shall earn interest on the Shareholders’ Representative Reserve. The Holders and Carve-out Participants acknowledge that the Shareholders’ Representative is not providing any investment supervision, recommendations, or advice. The Shareholders’ Representative shall have no responsibility or liability for any loss of principal of the Shareholders’ Representative Reserve other than as a result of its fraud or gross negligence. Subject to Section 14.4, the Shareholders’ Representative Reserve shall remain in the Shareholders’ Representative Account up to the later of the Escrow Release Date or the date that all disputes, if any, between the Shareholders’ Representative and Parent and the Company pursuant to this Agreement have been resolved, and promptly following such later date the Shareholders’ Representative shall distribute to the Holders and Carve-out Participants, in proportion to their respective contributions to the Shareholders’ Representative Reserve as set forth in the Allocation Certificate, any amounts remaining in the Shareholders’ Representative Reserve except if the Surviving Corporation, as paying agent, has not received from a Holder his, her, or its certificate(s) and duly executed and completed Letter of Transmittal(s), in which case such disbursement shall be to the Surviving Corporation as paying agent.
(f)    Notwithstanding any other provision of this Agreement or otherwise, the Shareholders’ Representative is authorized to draw upon the Shareholders’ Representative Reserve to pay expenses as it deems, in good faith, to be necessary or appropriate in connection with the defense of indemnity claims, or the enforcement of rights under this Agreement, on behalf of the Holders and Carve-out Participants, and such other

QB\136339.00047\18274478.12

costs and expenses incurred in connection with the consummation of any of the transactions contemplated hereby.
13.    TAX MATTERS.
13.1    Tax Indemnification.
(a)    Indemnification by Holders. From and after the Closing Date, Holders severally and not jointly shall indemnify Parent, the Company and the Company’s Subsidiaries (each a “Tax Indemnified Parent Party” and collectively, the “Tax Indemnified Parent Parties”) against and hold harmless from any and all liabilities, losses, damages, claims, costs, expenses, interests, awards, judgments and penalties (including, without limitation, reasonable fees of counsel, accountants, and other outside consultants) suffered or incurred arising out of (i) unpaid Taxes of the Company or its Subsidiaries for Tax periods or the portions of any Straddle Periods ending on or before the Closing Date (“Pre-Closing Taxes”); (i) unpaid Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member on or prior to the Closing by reason of liability under Treasury Regulation § 1.1502-6 or comparable provision of foreign, state or local Tax Law; (i) Taxes imposed on a Tax Indemnified Parent Party as a result of a breach of a representation or warranty set forth in Section 5.10 of this Agreement (solely to the extent of Taxes due and payable for any Tax period or the portion of any Straddle Period ending on or before the Closing Date, other than to the extent attributable to items described in Section 5.10(e) or (n), and taking into account the survival period of such representations provided in Section 14.1; (iv) the Holders’ share of any Taxes described in Section 13.8 (each, a “Tax Loss” and, collectively (the “Tax Losses”). The indemnity provided in this Article 13 shall survive until forty eight (48) months after the Closing Date, shall not exceed $7,500,000, and shall be subject to any other applicable limitations or payment provisions set forth in Article 14 hereof; provided, however, that the foregoing indemnity (x) shall not apply to the extent the amount in question is included as a liability on the Final Closing Date Net Working Capital Statement, and (y) shall not apply to any Taxes arising on the Closing Date as a result of actions taken by or at the request of Parent or its Affiliates out of the Ordinary Course of Business of the Company and its Subsidiaries.
(b)    Indemnification by Parent. From and after the Closing Date, Parent shall indemnify the Shareholders’ Representative and Holders against and hold harmless from any and all Tax Losses arising out of Taxes of the Company or its Subsidiaries for periods or portions thereof beginning after the Closing Date, including Taxes arising on the Closing Date as a result of actions taken by or at the request of Parent or its Affiliates outside of the ordinary course of business of the Company and its Subsidiaries, other than amounts for which a Tax Indemnified Parent Party is indemnified by Holders under Section 13.1(a).
(c)    Indemnification Calculations. No indemnification shall be payable under Section 13.1 to the extent the adjustment giving rise to the underlying Tax liability results in a correlative Tax benefit in another period (e.g., a timing difference). All indemnification payments for Losses made pursuant to Article 14 or this Article 13 shall be made on an after-Tax basis. Accordingly, in determining the amount of any indemnification payment for a Loss suffered or incurred by an indemnitee hereunder, the amount of such Loss shall be (i) increased to take into account any additional Tax cost incurred by the indemnitee arising from the receipt of indemnification payments hereunder, but only to the extent any such payment could not be

QB\136339.00047\18274478.12

treated as an adjustment to the Merger Consideration under applicable Law (“Tax Costs”) and (ii) decreased to take into account any deduction, credit or other Tax benefit actually realized in the year of Loss by the indemnitee with respect to such Loss (“Tax Benefits”). In computing the amount of any such Tax Benefit, the indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnified Loss.
13.2    Tax Indemnification Procedures.
(a)    After the Closing, each Party (whether Parent or Shareholders’ Representative, as the case may be) shall promptly notify the other party in writing of any demand, claim or notice of the commencement of an audit received by such party from any Governmental Authority or any other Person with respect to Taxes for which such other party is or could be liable pursuant to Section 13.1; provided, however, that a failure to give such notice will not affect such other Party’s rights to indemnification under this Article 13, except to the extent that such party is actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Authority or any other Person in respect of any such asserted Tax liability.
(b)    Subject to Section 14.3(c) and Section 14.8, payment by an indemnitor of any amount due to an indemnitee under this Article 11 shall be made within ten (10) days following written notice by the indemnitee that payment of such amounts to the appropriate Governmental Authority or other applicable third party is due by the indemnitee, provided that the indemnitor shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate Governmental Authority or applicable third party. In the case of a Tax that is contested in accordance with the provisions of Section 13.3, payment of such contested Tax will not be considered due earlier than the date a “final determination” to such effect is made by such Governmental Authority or a court in accordance with the procedures in Section 13.3. For this purpose, a “final determination” shall mean a settlement, compromise, or other agreement with the relevant Governmental Authority, whether contained in an Internal Revenue Service Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant Governmental Authority, an agreement contained in Internal Revenue Service Form 870-AD or other comparable form, an agreement that constitutes a “determination” under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.
(c)    Subject to Section 14.3(c) and Section 14.8, all amounts required to be paid pursuant to this Article 13 shall be paid in immediately available funds by wire transfer to a bank account designated by the indemnified party.
(d)    Any payments required pursuant to this Article 13 that are not made within the time period specified in this Section 13.3 shall bear interest at a rate and in the manner provided in the Code for interest on underpayments of federal income Tax.

QB\136339.00047\18274478.12

13.3    Tax Audits and Contests; Cooperation.
(a)    After the Closing Date, except as provided in this Article 13, Parent shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company or any of its Subsidiaries (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Contest”).
(b)    In the case of a Contest after the Closing Date that relates to Taxes for which a Tax Indemnified Parent Party is indemnified under Section 13.1(a) or refunds or credits to which Holders are entitled under Section 13.6, Shareholders’ Representative shall control the conduct of such Contest to the extent relating to such Taxes, refunds or credits, but Parent shall have the right to participate in such Contest at its own expense, and Shareholders’ Representative shall not be able to settle, compromise and/or concede any portion of such Contest that is reasonably likely to affect the Tax liability of the Company or its Subsidiaries for any taxable year (or portion thereof) beginning after the Closing Date without the consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that if Shareholders’ Representative fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by Shareholders’ Representative of notice of such Contest, Parent shall have the right to assume control of such Contest, and Shareholders' Representative shall have the right to participate in such Contest at its own expense, and Parent shall not be able to settle, compromise and/or concede any portion of such Contest that relates to Holders’ indemnification obligations under Section 13.1(a) or Holders' right to refunds or credits under Section 13.6 without the consent of Shareholders' Representative, which consent shall not be unreasonably withheld, delayed or conditioned.
(c)    Shareholders’ Representative and Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest. Shareholders’ Representative and Parent shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Company or its Subsidiaries (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Article 13. Any information obtained under this Section 13.3(c) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.
13.4    Preparation of Tax Returns and Payment of Taxes.
(a)    Parent shall prepare (or cause to be prepared), and timely file all Tax Returns of the Company or any of its Subsidiaries required to be filed with any Governmental Authority after the Closing Date, and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns. With respect to any Tax Returns filed with respect to any taxable periods or portions of any Straddle Period ending on or before the Closing Date, Holders severally in accordance with their portion of the Applicable Merger Consideration shall be responsible for the Pre-Closing Taxes due in respect of such Tax Returns that are in excess of the amount of such Taxes which are liabilities on the Final Closing Date Net Working Capital

QB\136339.00047\18274478.12

Statement, net of any related Tax Benefits. Parent shall notify Shareholders’ Representative of any amounts due from Holders in respect of any such Tax Return no later than ten (10) Business Days prior to the date on which such Tax Return is due, and, subject to Sections 14.3(c) and 14.8, Holders shall remit such payment to Parent no later than five (5) Business Days prior to the date such Tax Return is due.
(b)    In the case of Tax Returns that are filed with respect to a taxable period that ends on or prior to the Closing Date or that are filed with respect to Straddle Periods (as defined in Section 13.5 below), Parent shall prepare such Tax Return in a manner consistent with past practice, except as otherwise required by applicable Law, and shall deliver any such Tax Return, including all reasonable supporting detail, to Shareholders’ Representative for its review at least thirty (30) days prior to the date such Tax Return is required to be filed. If Shareholders’ Representative disputes any item on such Tax Return, it shall notify Parent of such disputed item (or items) and the basis for its objection within ten (10) days of delivery of such Tax Return. The Parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to Shareholders’ Representative and Parent. The fees and expenses of such accounting firm shall be borne equally by Holders and Parent; subject to Section 14.8, if funds are available in the Escrow Fund, Holders’ share shall be payable out of Escrow Fund.
(c)    Parent shall cause the Company to claim any deduction permitted by applicable Law for transaction costs on the applicable federal income Tax Return and state income Tax Return of the Company for the Tax period, or the portion of any Straddle Period, ending on the Closing Date. For the sake of clarity, any deductions with respect to transaction costs that are related to compensation (such as bonuses and severance payments) that relate to payments made on or prior to the Closing Date, or within 2.5 months after the Closing Date, shall be included on such Tax Returns as attributable to Tax periods ending, or the portion of any Straddle Period, ending on the Closing Date.
13.5    Straddle Periods. For purposes of this Agreement, in the case of any Taxes of the Company or any of its Subsidiaries that are payable with respect to any Tax period that begins on or before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that constitutes Pre-Closing Taxes shall: (a) in the case of Taxes that are either (i) based upon or related to, income, receipts, payroll or other items of operating income or expense, or (ii) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (a) in the case of Taxes (other than those described in clause (a) above) that are imposed on a periodic basis with respect to the business or assets of the Company or its Subsidiaries or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (a) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total

QB\136339.00047\18274478.12

amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt), intangibles or other property, any amount thereof required to be allocated under this Section 13.5 shall be computed by reference to the level of such items on the Closing Date. The Parties will, to the extent permitted by applicable Law, elect with the relevant Governmental Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.
13.6    Tax Refunds and Benefits. Any refunds or credits in respect of any Taxes relating to any Tax period or portion of any Straddle Period ending on or before the Closing Date (except refunds that are attributable to the carryback of losses, credits or similar items of the Company and its Subsidiaries, as the case may be, that arise in a taxable period beginning after the Closing Date), to the extent such refunds or credits are not taken into account in the Final Working Capital, shall be for the account of Holders, and Parent shall pay over to the Shareholders’ Representative (for the benefit of Holders) any such refund or the amount of any such credit within fifteen (15) days after receipt thereof or entitlement thereto. The Shareholders' Representative shall have the right to determine whether any claim for refund or credits of Taxes to which Holders are entitled under this Section 13.6 shall be made by or on behalf of the Company and its Subsidiaries, and if the Shareholders' Representative elects to make such a claim, Parent, the Company and its Subsidiaries shall cooperate in connection therewith, including the preparation of any Tax Return that is required to be filed by the Company and its Subsidiaries. Parent and the Company shall not waive the carryback of any net operating loss that arises in a Tax period or the portion of a Straddle Period ending on or before, or including, the Closing Date. Except as provided in the first sentence of this Section, the Company shall be entitled to any refunds in respect of any federal, state, local or foreign Tax liability of the Company or any of its Subsidiaries.
13.7    Amending Returns. Without the prior written consent of the Shareholders' Representative (not to be unreasonably withheld), Parent, the Company and its Subsidiaries shall not amend any Tax Return of the Company or its Subsidiaries relating to any taxable period ending on or before the Closing Date or any Straddle Period to the extent that Holders are liable for Taxes or are entitled to Tax refunds or credits relating to those Tax Returns.
13.8    Conveyance Taxes. Subject to Section 14.3(c), each of Holders severally and not jointly, on the one hand, and Parent, on the other hand agree to pay one-half of all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated in this Agreement, and Holders and Parent agree to jointly file all required change of ownership and similar statements.
13.9    Section 338 Elections. Neither Parent nor the Company shall make (or permit to be made) any election under Section 338 of the Code (or any comparable provision of state or local Tax law) with respect to the acquisition of the Company and its Subsidiaries.
13.10    Overlap. To the extent that an obligation or responsibility pursuant to Article 14 may overlap with an obligation or responsibility pursuant to this Article 13 the provisions of Article 13 shall govern such obligation or responsibility.

QB\136339.00047\18274478.12

13.11    Adjustment to the Merger Consideration. Any indemnification payments made pursuant to Article 14 and this Article 13, and any payments made pursuant to Section 3.4, shall in each case be treated as an adjustment to the Merger Consideration for all tax purposes.
14.    SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS; INDEMNIFICATION.
14.1    Survival of Representations, Warranties, Agreements and Covenants.
(a)    Each and every representation and warranty made by the Company, Merger Sub or Parent in this Agreement or in any exhibits, schedules, instruments of transfer or other documents delivered pursuant thereto or in connection therewith shall survive Closing, but, except as otherwise provided in this Section 14.1 or Article 13, shall terminate on the date that is twelve (12) months after the Closing Date, and thereafter shall be of no further force or effect.
(b)    Any representation or warranty of the Company relating to Sections 5.1(b)(i) or (d) or 5.2, and any representation or warranty of Parent or Merger Sub related to Sections 6.1(b) and (c)(i) shall survive for the full period of all applicable statutes of limitations (giving effect to any actual waiver or extension thereof) plus 60 days.
(c)    Any representation or warranty made in Section 5.10 or addressed in Article 13 shall terminate on the date that is forty-eight (48) months after the Closing Date.
(d)    All covenants and agreements contained in this Agreement or in any related agreement, certificate, document or instrument delivered pursuant to this Agreement shall survive the Closing Date in accordance with their terms.
(e)    The date on which any covenant, agreement, representation or warranty terminates in accordance with this Article 14 or Article 13 is referred to herein as the “Cut-off Date” for such covenant, agreement, representation or warranty. Any representation, warranty, covenant or agreement that would otherwise terminate at the Cut-off Date with respect thereto shall survive if written notice in reasonable specificity of the breach, inaccuracy or nonperformance thereof shall have been given on or prior to the Cut-off Date with respect thereto to the party against whom indemnification may be sought for the purpose of allowing the assertion of a claim based thereon.
(f)    The covenants and agreements contained in Articles 13 and 14 shall survive until such time as any timely claim for indemnification pursuant to Sections 13 and 14 is finally settled in accordance with the terms of Articles 13 and 14.
14.2    Indemnification by Parent.
(a)    Parent agrees to indemnify the Holders and Carve-out Participants and hold them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Holders and Carve-out Participants with respect to or by reason of (i) any breach or inaccuracy on the part of Parent or Merger Sub of any of their representations and warranties contained in this Agreement or in any related agreement, certificate, document or

QB\136339.00047\18274478.12

instrument delivered by Parent or Merger Sub hereunder or (ii) any breach, default or lack of performance on the part of Parent or Merger Sub of any of its agreements or covenants contained in this Agreement or in any related agreement, certificate, document or instrument delivered by Parent or Merger Sub hereunder.
(b)    Notwithstanding anything to the contrary in this Agreement:
(i)    the Holders and Carve-out Participants shall not be entitled to indemnification under Section 14.2(a) with respect to any claim for indemnification thereunder, unless the Shareholders’ Representative has given Parent written notice of such claim prior to the applicable Cut-off Date; and
(ii)    Except for claims under Sections 6.1(b) and (c)(i), the Holders and Carve-out Participants shall not be entitled to indemnification or payment under Section 14.2(a) of this Agreement unless and until the aggregate amount of Losses under Section 14.2(a)(i) exceeds $150,000, after which Holders and Carve-out Participants shall be entitled to indemnification and payment for all such aggregate Losses in excess of $150,000 regardless of the threshold (all Losses starting with the first dollar in excess of $150,000 of Losses); and
(iii)    Except for claims under Sections 6.1(b) and (c)(i), the Holders and Carve-out Participants shall not be entitled to indemnification or payment under Section 14(a) of this Agreement for Losses to the extent the aggregate Losses exceed $3,000,000.
14.3    Indemnification by Holders and Carve-out Participants.
(a)    Subject to the other terms and conditions of this Article 14, the Holders and Carve-out Participants severally and not jointly agree to indemnify Parent and the Company and hold them harmless from and against any and all Losses incurred or sustained or suffered by, or imposed upon, Parent, the Company or Subsidiaries, with respect to or by reason of
(i)    any breach or inaccuracy on the part of the Company of any of the Company’s representations and warranties contained in this Agreement (other than in respect of Section 5.10, it being understood that the sole remedy for any such inaccuracy or breach shall be pursuant to Article 13) or in any related agreement, certificate, document or instrument delivered by the Holders hereunder;
(ii)    any breach, default or lack of performance on the part of the Company, Subsidiaries or Holders of any of their agreements or covenants contained in this Agreement or in any related agreement, certificate, document or instrument delivered by Company, Subsidiaries or Holders hereunder;
(iii)    any outstanding Indebtedness of the Company at Closing other than Indebtedness which results in a reduction in the Merger Consideration to be received by Holders and Carve-Out Participants pursuant to Section 3.3;

QB\136339.00047\18274478.12

(iv)    any Professional and Transaction Fees other than Professional and Transaction Fees which result in a reduction of the Merger Consideration to be received by Holders pursuant to Section 3.3; and
(v)    any costs and expenses (including reasonable attorneys fees) incurred by the Surviving Corporation or the Parent relating to the Dissenting Shares, their appraisal and any legal and/or other proceedings related thereto, or amounts paid to the dissenting shareholders greater than their allocable share of the applicable Merger Consideration
(b)    Notwithstanding anything to the contrary in this Agreement:
(i)    Parent and the Company shall not be entitled to indemnification under Article 13 or Section 14.3(a) with respect to any claim for indemnification, unless Parent has given the Shareholders’ Representative written notice of such claim prior to the applicable Cut-off Date, if any;
(ii)    Except for claims under Section 5.1(b)(i), 5.1(d), or 5.2, Parent and the Company shall not be entitled to indemnification or payment under Section 14.3(a)(i) of this Agreement unless and until the aggregate amount of Losses under Section 14.3(a)(i) exceeds $150,000, after which Parent and the Company shall be entitled to indemnification and payment for all such aggregate Losses in excess of $150,000 regardless of the threshold (all Losses starting with the first dollar in excess of $150,000 of Losses);
(iii)    Except for claims under Article 13, Section 5.1(b)(i) or (d), 5.2, 5.10, Section 14.1(c) or (d), or Section 14.3(a)(ii), (iii), (iv), or (v), the Escrow Fund shall be the sole and exclusive source of recovery for Parent and the Company with respect to claims pursuant to Article 14 of this Agreement, including, without limitation, any claims for breach of any representation or warranty of the Company contained in, or any claims of breach by the Company of, this Agreement. Except for liability arising under Article 13, Section 5.1(b)(i) or (d), 5.2, 5.10, Section 14.1(c) or (d), or Section 14.3(a)(ii), (iii), (iv), or (v) and except for their respective share of the Escrow Fund, no current or former stockholder, director, officer, employee, affiliate or advisor of the Company shall have any liability of any nature to Parent or the Company with respect to any breach of any representation or warranty of the Company contained in, or any other breach by the Company of, this Agreement. Except for claims under Article 13, Section 5.1(b)(i) or (d), 5.2, 5.10, Section 14.1(c) or (d), or Section 14.3(a)(ii), (iii), (iv), or (v), the maximum aggregate liability, pursuant to Article 14 of this Agreement or otherwise in connection with this Agreement, the Merger or any of the related the transactions, of the Holders and Carve-out Participants to Parent and the Company shall be limited to amounts held in the Escrow Fund; provided however that claims under Article 13 and Section 5.10 shall be limited to $7,500,000 in the aggregate;
(iv)    Subject to the other limitations contained in this Agreement, Indemnification or payments for claims under Article 13, Section 5.1(b)(i) or (d), 5.2, 5.10, Section 14.1(c) or (d), or Section 14.3(a)(ii), (iii), (iv) or (v) shall not exceed the Merger Consideration;
(v)    to the extent that a specific accrual or reserve for the amount of any Losses was reflected on the Final Closing Date Working Capital Statement, then

QB\136339.00047\18274478.12

Parent and the Company shall not be entitled to indemnification hereunder with respect to such Losses;
(vi)    except for claims or Losses involving third parties for which indemnification hereunder is otherwise required, no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement;
(vii)    Subject to the exception in Section 13.1 related to the representations and warranties contain in Section 5.10(e) or (n), Parent and the Company shall not be entitled to indemnification or payment under this Agreement for Taxes to the extent attributable to periods (including portions of Straddle Periods) beginning after the Closing Date;
(viii)    Notwithstanding any provision of this Agreement to the contrary, in no event shall the aggregate liability of any Holder or Carve-out Participant with respect to a claim for indemnification under this Agreement exceed such Holder’s or Carve-out Participant’s pro rata share of such Losses (which shall not exceed such Holder’s or Carve-out Participant’s proportionate share of the Applicable Closing Consideration), and in no event shall any Holder or Carve-out Participant be liable personally, for the indemnifying obligations of another Holder or Carve-out Participant hereunder; and
(ix)    Notwithstanding the foregoing, the limitations in this Section 14.3(b) shall not apply to a claim to the extent such arises as a result of fraud or willful misrepresentation committed by a party.
(c)    In connection with a claim for indemnification based on a breach under Article 13, Section 5.1(b)(i) or (d), 5.2, 5.10, Section 14.1(c) or (d), or Section 14.3(a)(ii), (iii), (iv), or (v) hereof, or any other agreement by Holders to pay Taxes pursuant to Article 13, and subject to Section 14.8, the initial recourse of the Indemnified Party shall be to the amount then on deposit in the Escrow Fund and available for distribution therefrom. Only in the event that the Escrow Fund is insufficient to pay any Indemnified Party any amounts owed to such Indemnified Party in connection with a claim based on a breach under Article 13, Section 5.1(b)(i) or (d), 5.2, 5.10, Section 14.1(c) or (d), or Section 14.3(a)(ii), (iii), (iv), or (v) hereof and considering the terms of Section 14.8, an Indemnified Party may proceed directly against a Holder, subject in each case to the limitations set forth in Article 13 and this Article 14.
14.4    Escrow of Funds.
(a)    Pursuant to Section 3.3(a)(i) of this Agreement, the Shareholders’ Representative and Parent have agreed that the Escrow Amount shall be delivered by Parent at Closing to the Escrow Agent under the Escrow Agreement, which the Escrow Agent shall hold as the Escrow Fund subject to the provisions of the Escrow Agreement and this Section 14.4.
(b)    Except for claims under Article 13, Section 5.1(b)(i) or (d), 5.2, 5.10, Section 14.1(c) or (d), or Section 14.3(a)(ii), (iii), (iv), or (v), the Escrow Fund shall be withheld and placed in escrow at Closing to serve as the sole source of recovery by the Parent and the Company to recover therefrom the amount of any claims for indemnification Parent and

QB\136339.00047\18274478.12

the Company may have against the Holders and Carve-out Participants under Articles 13 or 14 or any other provisions of this Agreement, subject to the provisions of the Escrow Agreement.
(c)    All payments to be made to the Holders and Carve-out Participants from the Escrow Fund shall be completed in accordance with the pro rata percentage of the Escrow Fund that was allocated to each Holder and Carve-out Participant as set forth on the Allocation Certificate, and all payments to Parent or the Company in satisfaction of indemnity claims shall be drawn pro rata from each Holder or Carve-out Participant’s share of the Escrow Fund based on each Holder or Carve-out Participant’s pro rata percentage of the Escrow Fund as set forth in the Allocation Certificate.
14.5    Procedures for Third-Party Claims.
(a)    Any party seeking indemnification pursuant to this Article 14 or Article 13 (the “Indemnified Party”) in respect of any investigation, notice of any person or entity alleging liability, legal proceeding, action, cause of action, claim or demand (in each case, a “Claim”) instituted by any third person or governmental entity shall give the party from whom indemnification with respect to such claim is sought (the “Indemnifying Party”) (i) prompt written notice (but in no event more than twenty (20) days after the Indemnified Party acquires knowledge thereof) of such Claim and (ii) copies of all documents and information relating to any such Claim within twenty (20) days of their being obtained by the Indemnified Party; provided, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party from any liability to the Indemnified Party for any liability hereunder except to the extent that such failure shall have actually and materially prejudiced the defense of the Claim.
(b)    The Indemnifying Party shall have the right, at its option and expense, to defend against, negotiate, settle or otherwise deal with any Claim with respect to which it is the Indemnifying Party and to be represented by counsel of its own choice, so long as the Third Party Claim involves only money damages and does not (x) seek an injunction or other equitable relief or (y) relate to or arise in connection with any criminal proceeding, indictment, allegation or investigation; provided however that if a Third Party Claim involves claims described in (x) or (y) above, then the Indemnified Party shall have the right to defend against, negotiate, settle or otherwise deal with such Third Party Claim as part of indemnifiable Losses. The Indemnified Party may participate in any proceeding with counsel of its choice and at its expense. The Indemnified Party will not admit any liability with respect thereto or settle, compromise, pay or discharge the Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, so long as the Indemnifying Party is contesting or defending the same with reasonable diligence and in good faith. The Indemnifying Party may not enter into a settlement of any such claim without the consent of the Indemnified Party, which consent shall be not unreasonably withheld, unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified by the Indemnifying Party or involves other matters not binding upon the Indemnified Party. In the event the Indemnifying Party does not, within fifteen (15) days after it receives written notice of the Claim from the Indemnified Party, agree in writing to accept the defense of, and assume all responsibility for, such Claim as provided above in this Section 14.5(b), then the Indemnified Party shall have the right to defend against, negotiate or otherwise deal with the Claim, subject to the other provisions of this Section 14.5(b), in such manner as the Indemnified Party deems appropriate, in its sole discretion, and the Indemnified Party shall be entitled to indemnification

QB\136339.00047\18274478.12

therewith for all Losses from the Indemnifying Party under this Article 14; provided that the Indemnified Party may not settle, compromise , and/or discharge any such claim for payment without the consent of the Indemnifying Party, which consent shall be not unreasonably withheld, conditioned or delayed. This Section 14.5 shall not apply to third party Claims for Taxes.
14.6    Elimination of Qualifiers. For the purposes of Article 13 or 14 and for the purposes of determining whether Parent, the Company or any Holder is entitled to indemnification pursuant to Article 13 or 14, any breach or inaccuracy in any representation or warranty shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms “material”, “materiality”, “material adverse effect”, “material adverse change”, “or in excess of”, or any similar terms shall be ignored for the purposes of determining if such representation or warranty was true and correct when made or deemed to have been made.
14.7    Insurance Proceeds. Payments by an Indemnifying Party pursuant to Section 14.2 or Section 14.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims (it being agreed that each Party shall have an obligation to use commercially reasonably efforts to seek to recover any insurance proceeds in connection with making a claim under this Article 14 and that promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Indemnified Party was indemnified prior to the realization of reduction of such Losses).
14.8    Claims. The Parties acknowledge and agree that for any Claim made within twelve (12) months after the Closing Date under Article 13, Section 5.1(b)(i) or (d), 5.2, 5.10, Section 14.1(c) or (d), or Section 14.3(a)(ii), (iii), (iv), or (v) (individually a “Deferred Claim” and collectively “Deferred Claims”), the Parent and/or the Company shall make such Deferred Claim in accordance with the procedures and terms specified in Section 14.5(a); provided, however, that, payment for any Losses related to such Deferred Claim from the Escrow Fund, may, at the sole discretion of the Parent and/or the Company, be deferred until all Claims other than the Deferred Claims have been reserved or paid out of the Escrow Fund (each such payment, a “Deferred Payment”).   Any Deferred Payments outstanding on the day immediately prior to the Escrow Release Date shall, to the extent of any Escrow Funds then remaining, be first paid to the Parent and/or the Company from the Escrow Funds on the Escrow Release Date, and then any remaining amounts, if any, shall be paid to the Parent and/or the Company by the Holders within five (5) business days of the Escrow Release Date, subject to limitations set forth in Section 14.3(b)(viii).
14.9    Exclusive Remedy. Notwithstanding anything else in this Agreement to the contrary, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article 13 and this Article 14. In

QB\136339.00047\18274478.12

furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification and reimbursement provisions set forth in Article 13 and this Article 14. Nothing in this Section 14.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent, criminal or willful misconduct.
15.    TERMINATION
15.1    Termination. This Agreement may be terminated at any time prior to Closing:
(a)    by the mutual written agreement of the Parties;
(b)    by either Party, if the Closing has not occurred by June 1, 2013 (the “Termination Date”); provided however, that the right to terminate this Agreement under this Section 15.1(b) shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;
(c)    by Parent, as provided in Section 7.5; or
(d)    by the Company, the Shareholders’ Representative or Parent in the event that:
(i)    there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
(ii)    any governmental authority shall have issued a governmental order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
15.2    Effect of Termination. In the event of a termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, or its affiliates, officers, directors or shareholders, except:
(a)    as set forth in this Article 15 and Articles 16 to 27;
(b)    provisions relating to confidentiality and public announcements, as set forth in this Agreement, shall remain in full force and effect and survive any termination of this Agreement; and
(c)    that nothing herein shall relieve any party hereto from liability for any breach of any provision hereof.

QB\136339.00047\18274478.12

16.    GOVERNING LAW AND ARBITRATION.
16.1    Governing Law. This Agreement shall be governed by and construed under and in accordance with the laws of the State of Illinois, excluding any choice of law rules that might direct the application of the laws of another jurisdiction.
16.2    Arbitration. Except as specifically stated in this Agreement, any dispute arising out of this Agreement or any related document delivered by a party hereunder shall be settled by a Resolute Systems’ binding arbitration in accordance with the Resolute Systems Commercial Arbitration Rules, and judgment upon the award rendered by the arbitrator may be entered into any court or administrative tribunal having jurisdiction thereof. Parent and the Shareholders’ Representative further agree that the arbitrators in any such arbitration shall have full authority to order specific performance or other equitable relief and other damages; provided, however, that the arbitrators shall not be authorized to award any punitive damages in connection with any controversy or claim settled by arbitration hereunder. The decision of the arbitrator in any such arbitration shall be final and binding upon the parties and judgment upon the award may be entered in any court having jurisdiction thereof. Any arbitration shall take place in Miami, Florida. The expenses of any arbitration pursuant to this section shall be borne by the losing party. Arbitrations under this Agreement shall be conducted before a panel of three (3) arbitrators, one selected and paid for by Parent, one selected by Shareholders’ Representative and paid for by the Shareholders’ Representative, and one selected by mutual agreement of the arbitrators selected and paid for by both Parent and Shareholders’ Representative. All notices in connection with an arbitration shall be made in the manner set forth in Article 14 hereof. EACH PARTY, BY SIGNING THIS AGREEMENT, EXCEPT AS OTHERWISE CONTEMPLATED IN THIS AGREEMENT, VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVES ANY RIGHTS SUCH PARTY MAY OTHERWISE HAVE TO SEEK REMEDIES IN COURT OR OTHER FORUMS, INCLUDING THE RIGHT TO JURY TRIAL. THE SUBMISSION AND AGREEMENT TO ARBITRATE WILL BE SPECIFICALLY ENFORCEABLE, SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT. The parties agree that this is an essential term and parties have entered into this Agreement provided that all disputes are resolved through arbitration under this Section 16.2.
17.    NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be considered delivered in all respects when it has been delivered by hand or overnight courier, by acknowledged facsimile transmission followed by the original mailed by certified mail, return receipt requested, or three (3) days after it is mailed by certified mail, return receipt requested, first class postage prepaid, addressed as follows:

To Parent:	With a copy to:
Westell, Inc. 750 N. Commons Drive Aurora, IL 60504 Attention: Naveed Bandukwala, Vice President of Corporate Development	Quarles & Brady LLP 411 East Wisconsin Avenue Suite 2040 Milwaukee, WI 53202 Attention: Walter Skipper, Esq.
Fax: (630) 375-4940	Fax: (414) 978-8976

QB\136339.00047\18274478.12

To the Holders or the Shareholders’ Representative:	With a copy to:
Investcorp Technology Ventures II, LP	Porter Wright Morris & Arthur LLP
280 Park Avenue, 36th Floor West New York, NY 10017 Attention: Anand Radhakrishnan	41 South High Street Suites 2800 – 3200 Columbus, OH 43215 Attention: Jeremy Siegfried, Esq.
Fax: (212) 983-7073	Fax: (614) 227-2100

or such other addresses as shall be similarly furnished in writing by either party.
18.    EXHIBITS. All exhibits and schedules hereto are by reference incorporated herein and made a part hereof.
19.    ENTIRE AGREEMENT; BINDING EFFECT. This Agreement and the other Transaction Documents contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein, and there are no agreements or understandings between the parties other than those set forth herein or executed simultaneously or in connection herewith. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
20.    HEADINGS. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.
21.    EXPENSES. The parties hereto shall bear their respective expenses incurred in connection with the negotiation, execution and performance of this Agreement without obligation to pay or contribute to the expenses incurred by any other party.
22.    AMENDMENT. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the parties hereto or, in the case of a waiver, by the party waiving compliance.
23.    WAIVER. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision hereof at any time thereafter, except as specifically limited herein.
24.    TIME OF THE ESSENCE. Time is deemed to be of the essence with respect to all of the terms, covenants, representations and warranties of this Agreement.
25.    ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.
26.    CONSTRUCTION. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to one gender include the other gender, (c) the words “include,”

QB\136339.00047\18274478.12

“includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s) and (f) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All section, exhibit and schedule references herein are to sections, exhibits and schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.
27.    COUNTERPARTS; FACSIMILE/ELECTRONIC SIGNATURE. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Each of the parties to this Agreement agrees that a signature affixed to a counterpart of this Agreement and delivered by facsimile or other electronic transmission by any person is intended to be its, his or her signature and shall be valid, binding and enforceable against such person.
[Signature page follows]

QB\136339.00047\18274478.12

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement all as of the day and year first above written.
PARENT:

Westell, Inc.

By: /s/ Brian S. Cooper__________________
Name: Brian S. Cooper
Title: Chief Financial Officer
COMPANY:

Kentrox, Inc.
By: _/s/ Richard S. Cremona______________
Name: Richard S. Cremona
Title: President and CEO
MERGER SUB:

Wes Acquisition Sub, Inc.
By:_/s/ Brian S. Cooper _________________
Name: Brian S. Cooper
Title: CFO and Secretary
SHAREHOLDERS’ REPRESENTATIVE:

Investcorp Technology Ventures II, L.P.
By: Investcorp Technology Ventures II, LLC, its General Partner

By:_/s/ Anand R. Radhakrishnan _______
Name: Anand R. Radhakrishnan
Title: Authorized Signatory

SIGNATURE PAGE – AGREEMENT AND PLAN OF MERGER
QB\136339.00047\18274478.12

SCHEDULES:

Schedule 5.1(a)        Organization and Qualification; Power
Schedule 5.1(b)        Compliance; Binding Effect
Schedule 5.1(c)        Subsidiaries
Schedule 5.1(d)        Capital Stock
Schedule 5.1(e)        Certificates/Articles; Bylaws; Minute Books; Records
Schedule 5.3(a)        Financial Statements
Schedule 5.3(b)        Exceptions to GAAP
Schedule 5.3(c)        Guarantees and Surety Obligations
Schedule 5.4        Absence of Changes
Schedule 5.5        Absence of Undisclosed Liability
Schedule 5.6        Powers of Attorney
Schedule 5.7        Litigation
Schedule 5.8(a)        Governmental Licenses
Schedule 5.8(b)        Compliance with Laws and Regulations
Schedule 5.9(a)        Real Property Used
Schedule 5.9(d)        Insurance
Schedule 5.9(e)        Real Estate
Schedule 5.9(f)         Location of Tangible Property and Inventory
Schedule 5.10(a)    Tax Returns
Schedule 5.10(c)    Audits
Schedule 5.10(d)    Methods of Accounting
Schedule 5.10(f)    Tax Notices
Schedule 5.10(h)    Tax Allocation and Tax Sharing
Schedule 5.10(j)    Affiliated Group
Schedule 5.10(o)    Foreign Permanent Establishments
Schedule 5.11(a)    Significant Contracts
Schedule 5.11(b)    Purchase Commitments
Schedule 5.11(c)    Consents; Renewals; Defaults
Schedule 5.12        Intellectual Property Rights
Schedule 5.14        Transactions with Affiliates
Schedule 5.15        Bank Accounts
Schedule 5.17(a)    Indebtedness
Schedule 5.17(b)    Investments
Schedule 5.18        Product Warranties Claims
Schedule 5.19(a)    Employee Claims
Schedule 5.19(b)    Employee Listing
Schedule 5.19(c)    Labor and Union Agreements
Schedule 5.20(a)    Existing Plans
Schedule 5.20(g)    Plan Terminations
Schedule 5.20(j)    Severance and Termination Obligations
Schedule 5.20(k)    Vacation, Holiday and Sick Pay
Schedule 5.21(b)    Customers and Suppliers
Schedule 7.1(j)        Employee raises and salary increases

QB\136339.00047\18274478.12

EXHIBITS:
Exhibit A    Shareholder Written Consent
Exhibit B    Escrow Agreement
Exhibits C-1 to C-4    Offer Letters
Exhibit D    Articles of Incorporation of Surviving Corporation
Exhibit E    Letter of Transmittal
Exhibit F    Landlord Estoppel Certificate
Exhibit G    Company Counsel Opinion
Exhibit H    Company Certificate
Exhibit I    Parent Counsel Opinion

Appendices:

Appendix 1.109        Working Capital calculation principles

Appendix 2.6(c)    Allocation Certificate (including a listing of Carve-Out Participants)

Appendix 4.2(a)(vi)    Authorizations, consents and approvals

Appendix 4.2(a)(xi)    Landlord Estoppel Certificates

QB\136339.00047\18274478.12